PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                     AMOCO D.T. COMPANY, AMOCO X.T. COMPANY,
                          AMOCO Y.T. COMPANY, SWEPI LP,
            SHELL LAND & ENERGY COMPANY, SHELL ONSHORE VENTURES INC.,
              SHELL K2, INC., AND SHELL EVEREST, INC., AS SELLERS,

                                       AND

                   OCCIDENTAL PETROLEUM CORPORATION, AS BUYER

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                                      INDEX

ARTICLE 1.  DEFINITIONS........................................................2

ARTICLE 2.  SALE OF INTERESTS.................................................19
      2.1   Sale and Purchase.................................................19
      2.2   Account Balances..................................................19
      2.3   Purchase Price....................................................19
      2.4   Purchase Price Adjustments........................................19
      2.5   Earnest Money.....................................................20

ARTICLE 3.  PREFERENTIAL RIGHTS AND TITLE  VALUES.............................20
      3.1   Title Values......................................................20
      3.2   Preferential Rights to Purchase...................................20
      3.3   Consents to Assignment............................................21

ARTICLE 4.  ACCOUNTING AND TAXES..............................................21
      4.1   Distributions.....................................................21
      4.2   Taxes.   21
      4.3   Working Capital Settlement and Estimate of Adjusted Purchase
            Price.............................................................22
      4.4   Sales Tax and Fees................................................23
      4.5   Tax Status........................................................23
      4.6   Basis.............................................................23
      4.7   Allocations.......................................................24

ARTICLE 5.  LOSS, CASUALTY AND INSURANCE......................................24
      5.1   Notice of Loss....................................................24
      5.2   Casualty..........................................................24
      5.3   Insurance.........................................................25

ARTICLE 6.  ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES....................25
      6.1   Opportunity for Review............................................25
      6.2   Sellers' Non-Environmental Indemnity Obligation...................25
      6.3   Sellers' Environmental Indemnity Obligation.......................26
      6.4   Sellers Retained Liabilities......................................26
      6.5   Claim Periods and Thresholds......................................28
      6.6   Third Party Claims Involving Both Sellers and the LP..............28
      6.7   Notice of Claims..................................................29
      6.8   Defense of Claims.................................................29
      6.9   Determination of Title Defect Amounts.............................30
      6.10  Waiver of Certain Damages.........................................30
      6.11  Several Liability.................................................30
      6.12  Sellers' Responsibility for Taxes.................................31
      6.13  Cross-Release.....................................................31
      6.14  Indemnity Allocation..............................................31

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ARTICLE 7.  DISCLAIMERS.......................................................32
      7.1   Disclaimer - Representations and Warranties.......................32
      7.2   Disclaimer - Statements and Information...........................32

ARTICLE 8.  SELLERS' REPRESENTATIONS AND WARRANTIES...........................33
      8.1   LLC Sellers' Representations......................................33
      8.2   LP Sellers' Representations.......................................35
      8.3   Limitation on Sellers' Liability and Waiver.......................41

ARTICLE 9.  BUYER'S REPRESENTATIONS AND WARRANTIES............................42
      9.1   Organization and Good Standing....................................42
      9.2   Corporate Authority; Authorization of Agreement...................42
      9.3   No Violations.....................................................43
      9.4   SEC Disclosure....................................................43
      9.5   Funds.............................................................43
      9.6   Third Party Claims, Disputes and Litigation.......................43
      9.7   Bankruptcy........................................................44
      9.8   Independent Evaluation............................................44
      9.9   Knowledge of Sellers' Breach......................................44

ARTICLE 10. ADDITIONAL COVENANTS..............................................44
      10.1  Subsequent Operations.............................................44
      10.2  Rights-of-Way and Surface Leases..................................44
      10.3  Buyer's Acknowledgement of Obligations............................44
      10.4  Use of Certain Facilities.........................................45
      10.5  Covenants of Sellers..............................................45
      10.6  No-Shop...........................................................48
      10.7  Financial Reporting Requirements..................................48
      10.8  Certain Tax Refunds...............................................48
      10.9  Further Assurances................................................48
      10.10 Non-Solicitation of Employees.....................................49
      10.11 Actions at Closing Date...........................................49
      10.13 Additional Software Rights........................................51

ARTICLE 11. HSR ACT...........................................................51
      11.1  HSR Filings.......................................................51

ARTICLE 12. PERSONNEL.........................................................51
      12.1  Employee List.....................................................51
      12.2  Employee Benefits.................................................52
      12.3  Post-Employment Medical...........................................53
      12.4  WARN Act..........................................................54
      12.5  Liabilities and Indemnifications..................................54
      12.6  Conflicts.........................................................55

ARTICLE 13. CONDITIONS PRECEDENT TO CLOSING...................................56
      13.1  Conditions Precedent to Sellers' Obligation to Close..............56

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      13.2  Conditions Precedent to Buyer's Obligation to Close...............56
      13.3  Conditions Precedent to Obligation of Each Party to Close.........56

ARTICLE 14. THE CLOSING.......................................................57
      14.1  Closing...........................................................57
      14.2  Obligations of Sellers at Closing.................................57
      14.3  Obligations of Buyer at Closing...................................58

ARTICLE 15. TERMINATION.......................................................58
      15.1  Grounds for Termination...........................................58
      15.2  Effect of Termination.............................................59
      15.3  Dispute over Right to Terminate...................................60

ARTICLE 16. ARBITRATION.......................................................60
      16.1  Arbitration.......................................................60

ARTICLE 17. MISCELLANEOUS.....................................................61
      17.1  Notices...........................................................61
      17.2  Brokers, Agents and Finders.......................................62
      17.3  Access............................................................63
      17.4  Generally Accepted Accounting Principles..........................67
      17.5  Further Assurances................................................67
      17.6  Amendments and Severability.......................................67
      17.7  Successors and Assigns............................................67
      17.8  Headings..........................................................68
      17.9  Governing Law.....................................................68
      17.10 No Partnership Created............................................68
      17.11 Public Announcements..............................................68
      17.12 No Third Party Beneficiaries......................................68
      17.13 Waiver of Consumer Rights.........................................68
      17.14 Not to be Construed Against Drafter...............................69
      17.15 Exhibits..........................................................69
      17.16 Execution in Counterparts.........................................69
      17.17 Entire Agreement..................................................69

ARTICLE 18. SECOND CLOSING....................................................69
      18.1  Sale and Purchase.................................................69
      18.2  Purchase Price....................................................69
      18.3  Conditions Precedent to Buyer's Obligation to Close...............69
      18.4  Conditions Precedent to Obligation of Each Party to Close.........70
      18.5  Closing...........................................................70
      18.6  Obligations of Sellers at Closing.................................70
      18.7  Obligations of Buyer at Closing...................................71
      18.8  Remedies..........................................................71

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Exhibits

EXHIBIT A       -    PROPERTIES
EXHIBIT B       -    SELLERS RETAINED ENVIRONMENTAL LIABILITIES
EXHIBIT C-1     -    THIRD PARTY CLAIMS, DISPUTES AND LITIGATION
EXHIBIT C-2     -    SELLERS PRE-FORMATION LITIGATION
EXHIBIT D-1     -    ASSIGNMENT OF LIMITED LIABILITY COMPANY INTEREST
EXHIBIT D-2     -    ASSIGNMENT OF PARTNERSHIP INTEREST
EXHIBIT E       -    CERTIFICATE
EXHIBIT F       -    NON-FOREIGN AFFIDAVIT
EXHIBIT G       -    CERTAIN INSURANCE
EXHIBIT H-1     -    PARTNERSHIP INTERESTS
EXHIBIT H-2     -    PURCHASE PRICE ALLOCATION AMONG PARTNERSHIP INTERESTS
EXHIBIT H-3     -    ADJUSTED PURCHASE PRICE ALLOCATION AMONG PARTNERSHIP/LLC
                     INTERESTS
EXHIBIT H-4     -    EXCESS OR DEFICIENCY ALLOCATION AMONG SELLERS
EXHIBIT I       -    ESCROW AGREEMENT
EXHIBIT J       -    POLLUTION ABATEMENT AND CONTROL FACILITIES
EXHIBIT K-1     -    EMPLOYEE BENEFIT PLANS, EMPLOYEE PENSION BENEFIT PLANS,
                     AND EMPLOYEE WELFARE BENEFIT PLANS
EXHIBIT K-2     -    OTHER EMPLOYEE ARRANGEMENTS
EXHIBIT L       -    CERTAIN LP OFFICERS AND EMPLOYEES
EXHIBIT M       -    EXCEPTIONS TO LP SELLERS' REPRESENTATIONS AND WARRANTIES
EXHIBIT N-1     -    RESTATED LP AGREEMENT
EXHIBIT N-2     -    RESTATED LLC AGREEMENT
EXHIBIT N-3     -    SHELL AFFILIATE LOAN AGREEMENT
EXHIBIT N-4     -    SHELL AFFILIATE NOTE
EXHIBIT N-5     -    SHELL GUARANTY
EXHIBIT N-6     -    AMOCO AFFILIATE LOAN AGREEMENT
EXHIBIT N-7     -    AMOCO AFFILIATE NOTE
EXHIBIT N-8     -    AMOCO GUARANTY
EXHIBIT N-9     -    OCCIDENTAL AGREEMENT
EXHIBIT N-10    -    DEBT FINANCING TERMS
EXHIBIT O-1     -    AMOCO AMENDED AND RESTATED LICENSE AGREEMENT
EXHIBIT O-2     -    SHELL AMENDED AND RESTATED LICENSE AGREEMENT
EXHIBIT P       -    NEGOTIATING TEAMS


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                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated the 7th day of March, 2000, by and among Amoco D.T. Company, a Delaware corporation (hereinafter referred to as "Amoco LLC Seller"), SWEPI LP, a Delaware limited partnership (hereinafter referred to as "Shell LLC Seller" when reference is made to its role as a member of Altura Energy LLC and as "SWEPI" when reference is made to its role as a limited partner of Altura Energy Ltd.) (Amoco LLC Seller and Shell LLC Seller are hereinafter collectively referred to as "LLC Sellers"), Amoco X.T. Company, a Delaware corporation (hereinafter referred to as "Amoco XT"), Amoco Y.T. Company, a Delaware corporation (hereinafter referred to as "Amoco YT") (Amoco XT and Amoco YT are hereinafter collectively referred to as "Amoco LP Sellers"), Shell Land & Energy Company, a Delaware corporation (hereafter referred to as "SLEC"), Shell Onshore Ventures Inc., a Delaware corporation (hereinafter referred to as "SOVI"), Shell K2, Inc., a Delaware corporation (hereinafter referred to as "SK2"), and Shell Everest, Inc., a Delaware corporation (hereinafter referred to as ("SEI") (SWEPI, SLEC, SOVI, SK2, and SEI are hereinafter collectively referred to as "Shell LP Sellers") (Amoco LP Sellers and Shell LP Sellers are hereinafter collectively referred to as "LP Sellers") (LLC Sellers and LP Sellers are hereinafter collectively referred to as "Sellers") and Occidental Petroleum Corporation, a Delaware corporation (hereinafter referred to as "Buyer"), and is based on the following premises. Buyer and Sellers are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties."

     WHEREAS, the LP was formed for the purpose of holding and exploiting oil and gas properties in the area specified in the LP Agreement;

     WHEREAS, the LLC is the general partner of the LP;

     WHEREAS, the Parties desire that Amoco LP Sellers and Shell LP Sellers sell, assign and convey, and that Buyer LP purchase and accept, the Sold LP Interests and join Amoco LP Sellers and Shell LP Sellers in ownership of the LP as a limited partner in order to continue and enhance the LP's current activities;

     WHEREAS, the Parties desire that Shell LLC Seller sell, assign and convey, and that Buyer Member purchase and accept, the Shell Sold LLC Interest, and that Amoco LLC Seller sell, assign and convey, and that Buyer Member purchase and accept, the Amoco Sold LLC Interest and join Amoco LLC Seller in ownership of the LLC as a member in order to continue and enhance the LLC's current activities;

     WHEREAS, in conjunction with the consummation of the sale of the Sold LP Interests and admittance of Buyer LP in the LP, the Parties desire that Buyer LP, Amoco LP Sellers and Shell LP Sellers enter into the Restated LP Agreement;

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     WHEREAS, in conjunction with the consummation of the sale of the Sold LLC
Interests and admittance of Buyer Member in the LLC, the Parties desire that Buyer Member and Amoco LLC Seller enter into the Restated LLC Agreement, and that Buyer Member manage, operate and control the LLC;

     WHEREAS, simultaneously with the foregoing, the Parties desire that Lender lend funds to the LP pursuant to the Debt Financing Agreement, that the LP lend funds to Amoco Borrower pursuant to the Amoco Affiliate Loan Agreement and that the LP lend funds to Shell Borrower pursuant to the Shell Affiliate Loan Agreement; and

     WHEREAS, the Parties have reached agreement regarding the foregoing transactions.

     NOW, THEREFORE, based on the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1.  DEFINITIONS

     1. Definitions: In this Agreement capitalized terms have the meaning provided in this Article. All defined terms include both the singular and the plural of such terms. All references to Articles refer to Articles in this Agreement, and all references to Exhibits and Schedules refer to Exhibits and Schedules attached to and made a part of this Agreement.

     1.1 "AAA" means the American Arbitration Association.

     1.2 "Account Balances" has the meaning set forth in Article 2.2.

     1.3 "Accounting Referee" means the accounting firm of Deloitte & Touche, together with any experts such firm may require in order to settle a particular dispute.

     1.4 "Acquisition Transaction" has the meaning set forth in Article 10.6.

     1.5 "Adjusted Purchase Price" has the meaning set forth in Article 2.3.

     1.6 "Adverse Condition" means an individual existing condition of a Property, or of the soil, subsurface, surface waters, groundwaters, atmosphere, natural resources or other environmental medium, wherever located, associated with the ownership or operation of a Property (including, without limitation, the presence or release of Hydrocarbon or non-Hydrocarbon substances), which (a) is not in compliance with Environmental Laws existing as of the date of this Agreement, or (b) requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction in accordance with Environmental Laws existing as of the date of this Agreement.

     1.7 "Advisors" has the meaning set forth in Article 17.2.

     1.8 "Affiliate" means any Person that, directly or indirectly, through one or more entities, controls or is controlled by or is under common control with the entity specified. For the purpose of this Article, the term "control" means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. Prior to Closing, the LP and the LLC are Affiliates of Sellers and from and after Closing, the LP and the LLC shall be Affiliates of Buyer and its Affiliates and not Sellers.

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     1.9 "Affiliate Contracts" has the meaning set forth in Article 6.13(a).

     1.10 "Affiliated Group" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar group under a similar state or local Law.

     1.11 "Agreement" has the meaning set forth in the introductory paragraph.

     1.12 "Altura Savings Plan" has the meaning set forth in Article 12.2(b).

     1.13 "Altura Severance Plan" has the meaning set forth in Exhibit K-2.

     1.14 "Amoco Amended and Restated License Agreement" means the agreement to be signed at Closing contained in Exhibit O-1.

     1.15 "Amoco Affiliate Loan Agreement" means the loan agreement to be entered into between the LP and Amoco Borrower on the Closing Date, substantially in the form attached hereto as Exhibit N-6.

     1.16 "Amoco Affiliate Note" means the promissory note to be made by Amoco Borrower in favor of the LP on the Closing Date, substantially in the form attached hereto as Exhibit N-7.

     1.17 "Amoco Aggregate Interest" means 63.915%.

     1.18 "Amoco Borrower" means BP International Limited, a private limited company organized under the laws of England.

     1.19 "Amoco Guarantor" means BP Amoco p.l.c., a public limited company organized under the laws of England.

     1.20 "Amoco Guaranty" means the guaranty to be made by Amoco Guarantor in favor of the LP on the Closing Date, substantially in the form attached hereto as Exhibit N-8.

     1.21 "Amoco Inside Basis" has the meaning set forth in Article 4.6(a).

     1.22 "Amoco LLC Interest" means the Amoco Sold LLC Interest and the Amoco Retained LLC Interest, collectively that are equal to the 63.915% Sharing Ratio owned by Amoco LLC Seller.

     1.23 "Amoco LLC Seller" has the meaning set forth in the introductory paragraph.

     1.24 "Amoco LP Interest" means the Amoco Sold LP Interest and the Amoco Retained LP Interest, collectively that are equal to the 62.6367% Partnership Interest owned by Amoco LP Sellers, collectively.

     1.25 "Amoco LP Sellers" has the meaning set forth in the introductory paragraph.

     1.26 "Amoco Outside Basis" has the meaning set forth in Article 4.6(a).

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     1.27 "Amoco Retained LLC Interest" means the percentage interest of Amoco
LLC Seller in the LLC set forth under the column titled "Retained Interest and Post-Closing Interest" in Exhibit H-1.

     1.28 "Amoco Retained LP Interests" means the aggregate of the percentage interests of Amoco LP Sellers in the LP set forth under the column titled "Retained Interest and Post-Closing Interest" in Exhibit H-1.

     1.29 "Amoco Second Sold LLC Interest" means a 49% interest in the LLC held by Amoco LLC Seller.

     1.30 "Amoco Sellers" means Amoco LP Sellers and Amoco LLC Sellers.

     1.31 "Amoco Sold LLC Interest" means the percentage interest of Amoco LLC Seller in the LLC set forth under the column titled "Seller Interest Sold at Closing" in Exhibit H-1.

     1.32 "Amoco Sold LP Interests" means the aggregate of the percentage interests of Amoco LP Sellers in the LP set forth under the column titled "Seller Interest Sold at Closing" in Exhibit H-1.

     1.33 "Amoco XT" has the meaning set forth in the introductory paragraph.

     1.34 "Amoco YT" has the meaning set forth in the introductory paragraph.

     1.35 "Arbitrable Dispute" means, except as provided otherwise in this Agreement, any and all disputes arising under, related to, or in connection with this Agreement or the LP Agreement.

     1.36 "Assets" means those assets owned or held by the LP and the LLC, including, without limitation, the Properties.

     1.37 "Assignment of Limited Liability Company Interest" means a document in the form of Exhibit D-1.

     1.38 "Assignment of Partnership Interest" means a document in the form of Exhibit D-2.

     1.39 "Business Day" means each Day, except Days when federally chartered banks are required to be closed.

     1.40 "Buyer" has the meaning set forth in the introductory paragraph.

     1.41 "Buyer Benefit Plans" has the meaning set forth in Article 12.2(e).

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     1.42 "Buyer Group" means: (a) Buyer and its officers, directors, agents, representatives, consultants and employees, and (b) Buyer's Affiliates and their officers, directors, agents, representatives, consultants and employees.

     1.43 "Buyer LP" means OXY Oil Partners, Inc., a Delaware corporation and subsidiary of Buyer.

     1.44 "Buyer Member" means OXY USA Inc., a Delaware corporation and subsidiary of Buyer.

     1.45 "Buyer's Negotiating Team" means the Persons named on Part I of Exhibit P.

     1.46 "Buyer's Representative" has the meaning set forth in Article 17.3(b)(ii).

     1.47 "Casualty Loss" means any loss, damage or reduction in value of the Assets which occurs during the period between execution of this Agreement and Closing as a result of acts of God, fire, explosion, pipeline or gathering line failure, earthquake, windstorm, flood, drought, blowout, but excepting downhole mechanical failure (unrelated to the foregoing), depletion due to normal production, depreciation of equipment through ordinary wear and tear, reservoir changes, and transactions permitted under this Agreement.

     1.48 "Certificate" means a document in the form of Exhibit E.

     1.49 "Claim" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including, without limitation, attorneys' fees and costs of litigation), whether known or unknown, including Environmental Claims and Non-Environmental Claims.

     1.50 "Claimant" has the meaning set forth in Article 16.1 and means either Buyer or Sellers collectively.

     1.51 "Claiming Employees" has the meaning set forth in Article 12.5(b).

     1.52 "Close" or "Closing" means the consummation of the sale of the Sold LLC Interests from LLC Sellers to Buyer, and the consummation of the sale of the Sold LP Interests from LP Sellers to Buyer, including execution and delivery of all documents and other legal consideration provided in this Agreement pursuant to Article 14.

     1.53 "Closing Amount" has the meaning set forth in Article 2.3.

     1.54 "Closing Date" means the later to occur of (i) the third Business Day after satisfaction or waiver by the appropriate Parties of the conditions to Closing set forth in Articles 14.2 and 14.3 and (ii) April 30, 2000.

     1.55 "Code" means the Internal Revenue Code of 1986, as amended.

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     1.56 "Compensation Claims" has the meaning set forth in Article 12.5(b).

     1.57 "Computed Interest" means interest at a rate equal to LIBOR, calculated daily.

     1.58 "Confidential Information Memorandum" means that certain Confidential Information Memorandum for Altura Energy Ltd. dated as of November, 1999, prepared by Lehman Brothers and Credit Suisse First Boston.

     1.59 "Confidentiality Agreement" means that certain Confidentiality Agreement dated the 30th day of November, 1999, by and among BP Amoco Corporation, Shell Exploration & Production Company, Buyer, and the LP, as it may be amended from time to time.

     1.60 "Contract" means any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement.

     1.61 "Day" means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

     1.62 "Debt Financing" means the loans to the LP in accordance with the Debt Financing Terms set forth in Exhibit N.

     1.63 "Debt Financing Agreements" means the agreements evidencing the Debt Financing.

     1.64 "Defensible Title" means the title held by the LP that:

          1.64.1 entitles the LP to receive throughout the duration of the productive life of any Property not less than the "net revenue interests" set forth in Exhibit A of all Hydrocarbons produced, saved and marketed from any Property except decreases in connection with those operations in which the LP may be nonconsenting co-owners, decreases resulting from the establishment or amendment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries and except as stated in such Exhibit A; and

          1.64.2 obligates the LP to bear a percentage of the costs and expenses associated with the ownership, operation, maintenance and repair of any Property in an amount not greater than the "working interests" set forth in Exhibit A without increases throughout the productive life of such Property, except as stated in Exhibit A and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and increases that are

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                    accompanied by at least a proportionate increase in the LP's net revenue interest.

     1.65 "Deficiency" has the meaning set forth in Article 4.3.

     1.66 "Disputing Party" has the meaning set forth in Article 15.3.

     1.67 "Dollars" means United States Dollars.

     1.68 "DTPA" has the meaning set forth in Article 17.13.

     1.69 "Earnest Money" has the meaning set forth in Article 2.5.

     1.70 "Eligible Personnel" shall have the meaning set forth in Exhibit K-2.

     1.71 "Environmental Claims" means all Third Party Claims which are asserted pursuant to Environmental Laws or which relate to, arise out of, or are connected with, directly or indirectly, Adverse Conditions, including, without limitation, for personal injury, death or property damage under common law or any other non-Environmental Laws.

     1.72 "Environmental Laws" means, as the same have been amended to the date of this Agreement, or such other date as provided in this Agreement, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing.

     1.73 "ERISA" has the meaning set forth in Article 8.2(u).

     1.74 "ERISA Affiliates" has the meaning set forth in Article 8.2(u).

     1.75 "ERISA Plans" has the meaning set forth in Article 8.2(u).

     1.76 "Escrow Agreement" means that certain escrow agreement entered into among Buyer, Sellers, and Chase Bank of Texas, National Association, the escrow agent, the form of which is attached hereto as Exhibit I.

     1.77 "Estate" has the meaning set forth in Article 3.2(b).

     1.78 "Excess" has the meaning set forth in Article 4.3.

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     1.79 "Excluded Assets" means assets of Sellers Group not contributed to the
LP pursuant to the Master Agreement.

     1.80 "Fair Market Value" means, with respect to a Casualty Loss, the commercially reasonable repair or comparable replacement cost of the Asset subject to the Casualty Loss as of the date of such Casualty Loss.

     1.81 "Financial Statements" has the meaning set forth in Article 8.2(p).

     1.82 "Final Determination" has the meaning set forth in Article 4.6(e).

     1.83 "First Party" has the meaning set forth in Article 10.12(c).

     1.84 "Formation Date" means February 28, 1997.

     1.85 "GAAP" has the meaning set forth in Article 17.4.

     1.86 "Governmental Authority" means any federal, state, local, municipal or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or governmental tribunal, including, without limitation, any tribal authority having jurisdiction.

     1.87 "Greater Permian Area" means the lands within the counties of Chaves, Curry, Eddy, Lea and Roosevelt, State of New Mexico, and the counties of Andrews, Bailey, Borden, Brewster, Cochran, Coke, Concho, Cottle, Crane, Crockett, Crosby, Culberson, Dawson, Dickens, Ector, Edwards, El Paso, Fisher, Floyd, Gaines, Garza, Glasscock, Hale, Hockley, Howard, Hudspeth, Irion, Jeff Davis, Kent, Kimble, King, Lamb, Loving, Lubbock, Lynn, Martin, Mason, McCulloch, Menard, Midland, Mitchell, Motley, Nolan, Pecos, Presidio, Reagan, Reeves, Runnels, Schleicher, Scurry, Sterling, Sutton, Terrell, Terry, Tom Green, Upton, Val Verde, Ward, Winkler and Yoakum, State of Texas, and all Texas and New Mexico counties contiguous to such counties.

     1.88 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.89 "Hydrocarbons" means crude oil, natural gas, casinghead gas, condensate, sulfur, natural gas liquids, and other liquid or gaseous hydrocarbons and also means any other minerals of every kind or character.

     1.90 "Indemnified Person" has the meaning set forth in Article 17.3(b)(ii).

     1.91 "Indemnity Claim" has the meaning set forth in Article 6.7.

     1.92 "Indemnity Claim Notice" means a notice of a Claim provided in accordance with Article 6.7.

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

     1.93 "Interests" means the LLC Interests and the LP Interests.

     1.94 "Intergroup Contributions" means capital contributions made pursuant to and as defined in the LP Agreement by Sellers or their respective Affiliates to the LLC or the LP, from and including the Settlement Date to, but excluding, the Closing Date.

     1.95 "Intergroup Distributions" means any dividends, equity redemptions or repurchases, debt repayments or distributions made by the LLC or the LP to Sellers or any of their respective Affiliates and any other amounts payable to the LLC or the LP but received and retained by Sellers or any of their respective Affiliates from and including the Settlement Date to, but excluding, the Closing Date, excluding payments by the LLC or the LP to Sellers or their respective Affiliates for goods or services delivered, performed or invoiced at any time pursuant to written agreements or pursuant to certain informal arrangements with a cost under such informal arrangements not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in the ordinary course of business.

     1.96 "IRS" has the meaning set forth in Article 8.2(y).

     1.97 "IT Report" means that certain report dated November, 1999, prepared by The IT Corporation, in conjunction with a Phase I environmental site assessment covering the Properties.

     1.98 "Laws" means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations (including, without limitation, Environmental Laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

     1.99 "Lender" means one or more Third Party financial institutions that will lend to the LP pursuant to the Debt Financing Agreements.

     1.100 "LIBOR" means the London Interbank Offered Rate calculated on a per annum basis using a three hundred sixty (360) Day year as set forth on page 3750 of the Telerate Screen for three month LIBOR (or if such screen shall cease to be publicly available, as reported on Reuters Screen page "LIBO" or by any other publicly available source of similar market rate). The LIBOR rate for Days other than Business Days shall be the immediately preceding Business Day's rate.

     1.101 "Licensed Technology" means Amoco Proprietary Technology, Amoco CO2 EOR Technology, Shell Proprietary Technology, Shell CO2 EOR Technology, Partnership Technology and Partnership CO2 EOR Technology as those terms are defined in the Amoco Amended and Restated License Agreement and the Shell Amended and Restated License Agreement.

     1.102 "LLC" means Altura Energy LLC, a Delaware limited liability company.

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

     1.103 "LLC Agreement" means the Limited Liability Company Agreement of Altura Energy LLC dated as of February 20, 1997, between Amoco D. T. Company and SWEPI LP, the successor of Shell Western E&P, Inc.

     1.104 "LLC Group" means (a) the LLC and its officers, directors, agents, representatives, consultants and employees, and (b) the LLC's Affiliates and their officers, directors, agents, representatives, consultants and employees.

     1.105 "LLC Interests" means the Amoco LLC Interest and the Shell LLC Interest, collectively.

     1.106 "LLC Sellers" has the meaning set forth in the introductory paragraph.

     1.107 "LLC Tax Matters Partner" means the tax matters partner of the LLC designated by the parties to the LLC Agreement pursuant to Section 6231(a)(7) of the Code.

     1.108 "Lowest Cost Response" means that response to an Adverse Condition that is reasonably expected to provide the lowest cost necessary for the reporting, investigation, monitoring, removal, cleanup, remediation, restoration or correction of such condition to meet Environmental Laws in effect at the time of such response to the satisfaction of any Governmental Authorities with jurisdiction over the Property on which such condition exists, which response does not materially interfere with the use or operation of such Property; provided that Buyer or the LP may, at its option, conduct a supplemental response at its own expense.

     1.109 "LP" means Altura Energy Ltd., a Texas limited partnership.

     1.110 "LP Agreement" means that certain Agreement of Limited Partnership dated as of February 25, 1997, by and among the LLC, Amoco LP Sellers, and Shell LP Sellers.

     1.111 "LP Group" means: (a) the LP and its officers, directors, agents, representatives, consultants and employees, and (b) the LP's Affiliates and their officers, directors, agents, representatives, consultants and employees.

     1.112 "LP Interests" means the Amoco LP Interests and the Shell LP Interests, collectively.

     1.113 "LP Sellers" has the meaning set forth in the introductory paragraph.

     1.114 "LP Tax Matters Partner" means the tax matters partner of the LP designated by the parties to the LP Agreement pursuant to Section 6231(a)(7) of the Code.

     1.115 "Master Agreement" means that certain Master Agreement dated as of February 20, 1997, among Sellers.

     1.116 "Material Contracts" has the meaning set forth in Article 8.2(q).

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     1.117 "Non-Environmental Claims" means all Claims, except for Environmental
Claims.

     1.118 "Non-ERISA Plans" has the meaning set forth in Article 8.2(z).

     1.119 "Non-Foreign Affidavit" means a document in the form of Exhibit F.

     1.120 "NORM" means naturally occurring radioactive materials.

     1.121 "NSAI Report" means that certain report prepared by Netherland, Sewell & Associates, Inc. dated November 22, 1999 (as later supplemented and corrected, copies of which supplement and correction were previously furnished or made available to Buyer), entitled "Estimate of Reserves and Future Revenue to the Altura Energy Ltd. Interest in Certain Oil and Gas Properties as of January 1, 2000, Based on Escalated Prices and Costs."

     1.122 "Occidental Agreement" means the agreement to be entered into between Buyer and LP Sellers on the Closing Date, substantially in the form attached hereto as Exhibit N-9.

     1.123 "Operative Documents" means the following documents: the Restated LP Agreement; the Restated LLC Agreement; the Shell Affiliate Loan Agreement; the Shell Affiliate Note; the Shell Guaranty; the Amoco Affiliate Loan Agreement; the Amoco Affiliate Note; the Amoco Affiliate Guaranty; the Occidental Agreement; the Amoco Amended and Restated License Agreement; the Shell Amended and Restated License Agreement; the Assignment of Limited Liability Company Interest; the Assignment of Partnership Interest; the Certificate of each Seller; the Certificate of Buyer; the Non-Foreign Affidavit of each Seller; and certain modification agreements delivered pursuant to Article 14.2(f).

     1.124 "Partnership Interest" means the right to a share of the profits and losses of the LP and the right to receive distributions of the LP's assets, and the right to vote with respect to the LP; in each case, as provided in the LP Agreement.

     1.125 "Party or Parties" has the meaning set forth in the introductory paragraph.

     1.126 "Permitted Encumbrances" means any and all of the following:

          1.126.1 royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens encumbering the Properties to the extent the net cumulative effect of such burdens does not operate to reduce the net revenue interests of the Properties to less than that set forth in Exhibit A or increase the working interests above that set forth in Exhibit A without a corresponding increase in the net revenue interest above that set forth in Exhibit A;

          1.126.2 consents to assignment and similar contractual provisions affecting the Properties;

Execution Version                      11

          1.126.3 preferential rights to purchase and similar contractual provisions affecting the Properties;

          1.126.4 required notices to and filings with a Governmental Authority associated with the conveyance of the Properties;

          1.126.5 rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of such Governmental Authorities;

          1.126.6 easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over and through the Properties (including such encumbrances in favor of Sellers Group entered into pursuant to Article 10.2);

          1.126.7 the terms and conditions of the unitizations, communitizations, farmout or farmin agreements, term assignments, poolings, licenses and permits affecting the Properties;

          1.126.8 liens for Taxes or assessments not yet delinquent or, if delinquent, are being contested by the LP in good faith in the normal course of business; provided, however, this provision will not diminish or affect in any way the Parties' rights and obligations under the indemnities provided in this Agreement;

          1.126.9 liens of operators relating to obligations not yet delinquent or, if delinquent, are being contested by the LP in good faith in the normal course of business; provided however, this provision will not diminish or affect in any way the Parties' rights and obligations under the indemnities provided in this Agreement;

          1.126.10  Third Party Claims referenced on Exhibit C-1;

          1.126.11  gas imbalances associated with the Properties;

          1.126.12  suspense funds associated with the Properties; and

          1.126.13 such defects or irregularities in the title to the Properties that do not materially interfere with the ownership, operation, value or use of the Properties affected thereby and that would not be considered material when applying general standards in the oil and gas industry.

     1.127 "Person" means an individual, group, partnership, corporation, trust or other entity.

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

     1.128 "Personnel" has the meaning set forth in Article 12.1.

     1.129 "Pollution Control Bonds" has the meaning set forth in Article 10.4.

     1.130 "Pollution Control Facilities" has the meaning set forth in Article 10.4.

     1.131 "Possible Condition Precedent Failure" has the meaning set forth in
Article 10.12(a).

     1.132 "Post-Closing Notice" has the meaning set forth in Article 4.3.

     1.133 "Post-March Computed Interest" means interest at a rate equal to LIBOR minus the basis points per annum using a three hundred sixty (360) day year in accordance with the following schedule:

For the period from and including March 31 to but excluding April 30                             10 basis points
For the period from and including April 30 to but excluding May 31                               20 basis points
For the period from and including May 31 to but excluding June 30                                30 basis points
For the period from and including June 30 to but excluding July 31                               40 basis points
For the period from and including July 31 to but excluding the Closing Date                      50 basis points

calculated on a daily basis.

     1.134 "Pref Rights Holders" has the meaning set forth in Article 3.2(b).

     1.135 "Process Safety Management" means Process Safety Management of Highly Hazardous Chemicals, Explosives and Blasting Agents (29 C.F.R. 1910.119), as amended.

     1.136 "Property" or "Properties" means:

          1.136.1 all oil and gas leasehold interests, royalty interests, overriding royalty interests, mineral interests, production payments, net profits interests and surface interests that are attributable to the interests described in Exhibit A, together with all non-producing interests, reversionary interests, fee interests and leasehold interests that are owned or held by the LP (including, without limitation, surface interests and non-unitized horizons or zones both below and above existing production), and the production of Hydrocarbon and non-Hydrocarbon substances attributable to the foregoing;

          1.136.2 all unitization, communitization and pooling declarations, orders, and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any Governmental Authority having jurisdiction) to the extent they relate to any of the interests that are described in Exhibit A, or to non-producing interests, reversionary interests, fee interests and leasehold

Execution Version                      13
                    interests that are owned or held by the LP (including, without limitation, surface interests and non-unitized horizons or zones both below and above existing production), or the production of oil, gas or other Hydrocarbon and non-Hydrocarbon substances attributable to the foregoing;

          1.136.3 all oil and/or gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases, subsurface leases, farm-in and farm-out contracts, areas of mutual interest, balancing contracts, operating agreements, and other contracts, agreements and instruments to the extent they relate to any of the interests that are described in Exhibit A, or to non-producing interests, reversionary interests, fee interests and leasehold interests that are owned or held by the LP (including, without limitation, surface interests and non-unitized horizons or zones both below and above existing production), or the production of oil, gas or other Hydrocarbon and non-Hydrocarbon substances attributable to the foregoing; and 1.136.4 all personal property, improvements, fixtures, wells (whether producing, shut-in, injection, disposal, water supply or plugged and abandoned), tanks, boilers, buildings, machinery, equipment, pipelines, utility lines, imbalances (production, gathering, transportation, processing or otherwise), suspense funds, water rights, roads, permits, licenses and other appurtenances, to the extent the same are situated upon and used or held for use by the LP primarily associated with the ownership, operation, maintenance or repair of the interests that are described in Exhibit A, or with non-producing interests, reversionary interests, fee interests and leasehold interests that are owned or held by the LP (including, without limitation, surface interests and non-unitized horizons or zones both below and above existing production), or the production of oil, gas or other Hydrocarbon and non-Hydrocarbon substances attributable to the foregoing.

     1.137 "Properties Information" means those Records which are lease files, land files, regulatory files, well files, gas processing files, division order files, abstracts, title opinions, engineering, production, geological, geophysical and other exploration data, books of accounts, records, maps, drawings, core samples, reserve reports, engineering reports, and correspondence with, reports to and filings with Governmental Authorities to the extent that they are associated with the ownership or operation of the interests that are described in Exhibit A or the production of oil, gas or other Hydrocarbon and non-Hydrocarbon substances attributable thereto, and including any trade secrets, know-how and copyrights in such Records. "Properties Information" shall not include "Licensed Technology."

     1.138 "Purchase Price" has the meaning set forth in Article 2.3.

Execution Version                      14

     1.139 "Records" means the LLC's and the LP's books, records and files (except that Sellers may retain copies of such records that relate to liabilities as to which Sellers are obligated to provide indemnity that is not subject to any thresholds in Article 6.5) (including, without limitation, the NSAI Report and the IT Report). Buyer acknowledges that the LLC and the LP image and retain Records in electronic format, and may provide imaged or electronic Records as opposed to originals or hard copies. "Records" shall not include "Licensed Technology."

     1.140 "Remediation Cost" means the cost or expense of the Lowest Cost Response of addressing an Adverse Condition (net of any operating costs that would be incurred even in the absence of the Adverse Condition) or Environmental Claim, including, without limitation, costs of investigation, monitoring, reporting, removal, cleanup, remediation, restoration and correction, fines or penalties, oversight or administrative costs of any Governmental Authority, attorneys' fees and the cost or expense of defense against any Claim and liabilities for any Claim, in each case related to, arising out of, or connected with such Adverse Condition or Environmental Claim.

     1.141 "Respondent" has the meaning set forth in Article 16.1 and means either Buyer or Sellers collectively.

     1.142 "Restated LLC Agreement" means the agreement and attachments thereto substantially in the form attached hereto as Exhibit N-2.

     1.143 "Restated LP Agreement" means the agreement and attachments thereto substantially in the form attached hereto as Exhibit N-1.

     1.144 "Retained Interests" means the Amoco Retained LLC Interest, the Amoco Retained LP Interest and the Shell Retained LP Interest, collectively.

     1.145 "Sales Tax" means any and all transfer, sales, use or similar taxes, and any associated penalties and interest.

     1.146 "SEC" has the meaning set forth in Article 10.7.

     1.147 "Second Close" or "Second Closing" means the consummation of the purchase and sale of the Amoco Second Sold LLC Interest from Amoco LLC Seller to Buyer.

     1.148 "Second Closing Amount" means Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000).

     1.149 "Second Closing Date" means the later to occur of (i) the first Business Day after 366 Days after the Closing Date and (ii) the first Business Day after satisfaction or waiver by the appropriate Parties of the conditions to the Second Closing set forth in Article 18.4.

     1.150 "SEI" has the meaning set forth in the introductory paragraph.

Execution Version                      15

     1.151 "Sellers" has the meaning set forth in the introductory paragraph.

     1.152 "Sellers Group" means: (a) Sellers and their officers, directors, agents, representatives, consultants and employees, and (b) Sellers' Affiliates and their officers, directors, agents, representatives, consultants and employees.

     1.153 "Sellers Insurance Policies" has the meaning set forth in Article
5.3.

     1.154 "Sellers Knowledge" means the actual knowledge of LP Sellers and LLC Sellers and any of the individuals listed on Exhibit L.

     1.155 "Sellers Negotiating Team" means, with respect to each Seller, the Persons named on Part II of Exhibit P for such Seller.

     1.156 "Sellers Retained Environmental Liabilities" means those matters set forth in Exhibit B.

     1.157 "Sellers Retained Liabilities" means the liabilities set forth in
Article 6.4.

     1.158 "Settlement Date" means the 1st day of January, 2000, at 12:01 a.m., Central Standard Time.

     1.159 "Sharing Ratio" means the right to a share of the profits and losses of the LLC and the right to receive distributions of the LLC's assets and the right to vote with respect to the LLC; in each case, as provided in the LLC Agreement.

     1.160 "Shell Affiliate Loan Agreement" means the loan agreement to be entered into between the LP and Shell Borrower on the Closing Date, substantially in the form attached hereto as Exhibit N-3.

     1.161 "Shell Affiliate Note" means the promissory note to be made by Shell Borrower in favor of the LP on the Closing Date, substantially in the form attached hereto as Exhibit N-4.

     1.162 "Shell Aggregate Interest" means 36.085%.

     1.163 "Shell Amended and Restated License Agreement" means the agreement to be signed at Closing contained in Exhibit O-2.

     1.164 "Shell Borrower" means an entity designated by Shell Oil Company prior to the Closing Date in which Shell Oil Company owns, directly or indirectly, a substantial interest or which owns, directly or indirectly, a substantial interest in Shell Oil Company and having its chief executive office or principal place of business in the European Union, the United Kingdom, the Netherlands, the United States or Canada.

     1.165 "Shell Guaranty" means the guaranty made by Shell Oil Company in favor of the LP on the Closing Date, substantially in the form attached hereto as Exhibit N-5.

Execution Version                      16

     1.166 "Shell Inside Basis" has the meaning set forth in Article 4.6(b).

     1.167 "Shell LLC Interest" means the Shell Sold LLC Interest and the Shell Retained LLC Interest, collectively, that is equal to the 36.085% Sharing Ratio owned by Shell LLC Seller.

     1.168 "Shell LLC Seller" has the meaning set forth in the introductory paragraph.

     1.169 "Shell LP Interest" means the Shell Sold LP Interests and the Shell Retained LP Interests, collectively, that are equal to the 35.3633% Partnership Interest owned by Shell LP Sellers, collectively.

     1.170 "Shell LP Sellers" has the meaning set forth in the introductory paragraph.

     1.171 "Shell Outside Basis" has the meaning set forth in Article 4.6(b).

     1.172 "Shell Retained LP Interests" means the aggregate of the interests of Shell LP Sellers in the LP set forth under the column titled "Retained Interests and Post-Closing Interest" in Exhibit H-1.

     1.173 "Shell Sellers" means Shell LLC Sellers and Shell LP Sellers.

     1.174 "Shell Sold LLC Interest" means the interest of Shell LLC Sellers in the LLC set forth under the column titled "Seller Interest Sold at Closing" in Exhibit H-1.

     1.175 "Shell Sold LP Interests" means the aggregate of the interests of Shell LP Sellers in the LP set forth under the column titled "Seller Interest Sold at Closing" in Exhibit H-1.

     1.176 "SK2" has the meaning set forth in the introductory paragraph.

     1.177 "SLEC" has the meaning set forth in the introductory paragraph.

     1.178 "Sold LLC Interests" means the Amoco Sold LLC Interests and the Shell Sold LLC Interests, collectively.

     1.179 "Sold LP Interests" means the Amoco Sold LP Interests and the Shell Sold LP Interests, collectively.

     1.180 "SOVI" has the meaning set forth in the introductory paragraph.

     1.181 "Specified Representations and Warranties" has the meaning set forth in Article 8.3(a).

     1.182 "SWEPI" has the meaning set forth in the introductory paragraph.

Execution Version                      17

     1.183 "Tax" means all taxes, including income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax and any gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, transfer tax, use tax, excise tax, premium tax, environmental tax (including taxes under Section 59A of the Code), customs duties, stamp tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any similar tax imposed by any Governmental Authority thereof together with any interest, fine or penalty, or addition thereto, whether disputed or not.

     1.184 "Tax Return" means any return, form, declaration of estimated Tax, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.185 "Third Party" means (i) any Person other than Sellers and Buyer and their respective Affiliates and the LP and the LLC, and (ii) any Governmental Authority.

     1.186 "Title Defect" means (a) any matter that would cause the LP not to have Defensible Title to a Property or (b) other than the Permitted Encumbrances, an individual defect in the LP's title to a Property, and as to both (a) and (b) expressly excluding the State of New Mexico's failure to approve certain assignments by Sellers of New Mexico State Leases to the LP upon formation of the LP that constitute Sellers Retained Liabilities.

     1.187 "Title Value" means the value for each Property determined in accordance with Article 3.1.

     1.188 "Transition Benefits" has the meaning set forth in Exhibit K-2.

     1.189 "Transition Period" has the meaning set forth in Exhibit K-2.

     1.190 "Unit Operating Agreement" has the meaning set forth in Article
3.2(b).

     1.191 "WARN Act" has the meaning set forth in Article 12.4.

     1.192 "WARN Obligations" has the meaning set forth in Article 12.4.

     1.193 "Working Capital" means current assets less current liabilities determined in accordance with GAAP.

     1.194 "Working Capital Adjusted Number" means the Working Capital for the LP as of December 31, 1999, as set forth in the December 31, 1999 balance sheet comprising a portion of the Financial Statements, less Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000).

     1.195 "Working Capital Statement" has the meaning set forth in Article 4.3.

Execution Version                      18

ARTICLE 2.  SALE OF INTERESTS

     2.1 Sale and Purchase. On the Closing Date, upon the terms and conditions set forth in this Agreement, Sellers agree (i) to sell and assign to Buyer Member the Sold LLC Interests and (ii) to sell and assign to Buyer LP the Sold LP Interests in accordance with Exhibit H-1. Sellers will retain and not sell the Retained Interests pursuant to this Agreement except as otherwise contemplated by Article 18.

     2.2 Account Balances. (a) The LP's standard practice is that on each regular banking Day all cash balances in the LP's bank accounts are transferred 63.915% to an account for Affiliates of Amoco LP Sellers and 36.085% to an account for Affiliates of Shell LP Sellers. The amounts which are transferred are recorded and treated as accounts payable of the recipients and as accounts receivable of the LP (the "Account Balances").

     (b) All Account Balances outstanding on the Closing Date will be paid in cash to the LP at Closing. If and to the extent that, after the Settlement Date and from and through the Closing Date, Account Balances have been offset by equity distributions by the LP to Sellers, these distributions will constitute Intergroup Distributions which will be taken into account in determining the Adjusted Purchase Price.

     2.3 Purchase Price. The total purchase price, subject to adjustment in accordance with the terms of this Agreement, paid to Sellers by Buyer for the Sold LLC Interests and the Sold LP Interests as described in Exhibit H-2 is One Billion One Hundred Twenty-Four Million Eighty-One Thousand Four Hundred Thirty-Eight Dollars ($1,124,081,438) (the "Purchase Price"), payable in full (minus the sum of the amount of Earnest Money and interest earned thereon pursuant to the Escrow Agreement (net of any escrow costs), which sum is received by Sellers at Closing as partial payment of the Purchase Price and is referred to as the "Closing Amount") at Closing in immediately available funds. The Purchase Price shall be adjusted as set forth in Article 2.4 (as so adjusted, the "Adjusted Purchase Price"). The Adjusted Purchase Price will be allocated to Sellers in accordance with Exhibit H-3.

     2.4 Purchase Price Adjustments. The Purchase Price shall be adjusted as follows:

     (a) upward by:

          (1) the Working Capital Adjusted Number; and

          (2) the amount of any Intergroup Contributions; and

          (3) Computed Interest on Three Billion Seven Hundred Fifty Million Dollars ($3,750,000,000) for the period from and including January 1, 2000, through but excluding the earlier to occur of the Closing Date and March 31, 2000, and if Closing occurs on or after March 31, 2000, the Post-March Computed Interest on Three Billion Seven Hundred Fifty Million Dollars ($3,750,000,000) for the period from and including March 31, 2000, to but excluding the Closing Date.

Execution Version                      19

     (b) downward by:

          (1) the amount of any Intergroup Distributions; and

          (2) the sum of the product obtained by multiplying (x) fifty basis points (0.50%) divided by 360 by (y) the daily Account Balance for each day from the Settlement Date through the Closing Date owed by Affiliates of Sellers under the terms of the respective Revolving Credit and Cash Management Agreements dated as of February 28, 1997, among the LP and Sellers' Affiliates.

     2.5 Earnest Money. Upon execution of this Agreement and concurrent with its delivery to Buyer, Buyer shall deposit Three Hundred Seventy-Five Million Dollars ($375,000,000) ("Earnest Money") with Chase Bank of Texas, National Association, who shall hold the Earnest Money in escrow pursuant to the Escrow Agreement. The Earnest Money will be paid in accordance with the Escrow Agreement.

ARTICLE 3.  PREFERENTIAL RIGHTS AND TITLE VALUES

     3.1 Title Values. Sellers and Buyer shall agree on an allocation of the Purchase Price or the appropriate portion thereof for federal income tax and financial accounting purposes and, if necessary, for purposes of Article 6.9, no later than March 31, 2001. If the Parties are unable to reach an agreement by such date, the determination of Title Values will be submitted to binding arbitration pursuant to Article 16 of this Agreement. Upon such agreement, Sellers shall accept such Title Values for the purposes set forth above, but otherwise shall make no representation or warranty as to the accuracy of such values.

     3.2 Preferential Rights to Purchase. (a) If in Sellers' reasonable judgment the transactions contemplated by this Agreement trigger a preferential purchase right held by a Third Party, Sellers shall cause the LP (i) to provide such notice to the Third Party as may be required after consultation with Buyer with respect to such preferential purchase right and (ii) to comply in all other respects with the agreement in which the preferential purchase right arises. If, prior to Closing, such preferential purchase rightsholder notifies Sellers that it elects to exercise its rights with respect to an Asset to which its preferential purchase right applies (in accordance with and determined by the agreement in which the preferential purchase right arises), Sellers shall cause the LP to transfer such Asset to the holder of the preferential purchase right, and the LP shall retain the consideration therefor. If the time for exercise of the preferential right to purchase has not expired prior to Closing, the Asset will continue to comprise part of the Assets of the LP at Closing; provided, however, if the holder of the preferential purchase right subsequently exercises its preferential right to purchase, Buyer shall cause the LP to transfer the Asset subject to the preferential purchase right to such rightsholder and the LP shall be entitled to the consideration therefor.

     (b) The Parties acknowledge that the sale of the Interests pursuant to this Agreement may trigger a preferential purchase right to that certain oil and gas estate (the "Estate") covered by that certain Unit Operating Agreement (as amended, the "Unit Operating Agreement"), in favor of Fasken Land and Minerals, Ltd. and certain other Persons (the "Pref Rights Holders") covering the Midland Farms Unit. Sellers will cause the LP to comply with the preferential

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purchase right procedures required by the Unit Operating Agreement; and the
Parties agree that the allocation of that portion of the Purchase Price attributable to the Pref Rights Holders' interest in the Estate is Sixty-Three Million Dollars ($63,000,000).

     3.3 Consents to Assignment. Sellers shall use reasonable efforts to obtain prior to Closing any consents from Third Parties required to consummate the transactions contemplated hereby.

ARTICLE 4.  ACCOUNTING AND TAXES

     4.1 Distributions. Sellers are entitled to all distributions, if any, paid by the LP or the LLC with respect to the LLC Interests or the LP Interests, as applicable, and are responsible for all capital contributions to the LP or the LLC, as applicable (as defined in the LP Agreement and the LLC Agreement, respectively), in each case to the extent they occur between January 1, 2000 and the Closing Date.

     4.2 Taxes.

     (a) Tax Returns. Sellers shall prepare and file or cause the LLC or the LP to prepare and file, in a timely manner, all separate federal, state, local and tribal Tax Returns required by applicable Law for the LP and the LLC for which the Tax period ends on or before the Closing Date and pay or cause the LLC or the LP to pay any Taxes shown as due and payable on such Tax Returns. If LP Seller or LLC Seller is a member of an Affiliated Group, each of Sellers shall include its share of the income or loss of the LP or the LLC, as applicable, on the applicable consolidated federal Tax Returns and combined state Tax Returns for all periods ending on or before the Closing Date and pay any federal and state Taxes due on such Tax Returns. If necessary, Sellers shall cause the LP and the LLC to prepare the federal income Tax books for the LP and the LLC in order to close such Tax books as of the Closing Date in accordance with Section 706(c)(2) of the Code. Sellers shall prepare and file or cause the LLC or the LP to prepare and file all Tax Returns due on or before the Closing Date on a monthly or quarterly basis, including, but not limited to, Sales Taxes and severance taxes, and the LP or the LLC shall pay all Taxes shown as due on such Tax Returns. Buyer shall prepare and file or cause to be prepared and filed all separate federal, state and local Tax Returns for the LP and the LLC for which the Tax year commences after or includes the Closing Date and pay or cause to be paid by the LP any Taxes shown as due and payable on such Tax Returns.

     (b) Cooperation. Sellers and Buyer shall (i) each provide the other, and Buyer shall cause the LP and the LLC to provide Sellers, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with access at reasonable times to review and copy any records or information which the Party requesting access may reasonably deem relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with the amount of any income, deductions or other information required to be shown on any Tax Return of the other for any period when the Party requested to furnish such information has such information in its possession.

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     The Party requesting assistance hereunder shall reimburse the other Parties for reasonable out-of-pocket expenses (excluding the cost of wages and benefits of employees of such Party providing such assistance, which shall be borne solely by the Party providing such assistance) incurred in providing such assistance to the extent such expenses exceed an aggregate amount of $50,000; provided, however, that Buyer shall not be required to reimburse Sellers for expenses incurred in providing assistance regarding the period prior to the Formation Date. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, Buyer shall retain, and shall cause the LP and the LLC to retain, until the later of (A) one hundred twenty (120) Days after the expiration of all statutes of limitations (including any extensions) or (B) ten (10) years after Closing, copies of all Tax Returns, supporting work schedules and other records or information in its possession which may be relevant to such returns for all taxable periods from January 1, 1997, to the Closing Date, inclusive, and shall not destroy or otherwise dispose of any such records without first providing Sellers with an opportunity to review and copy the same.

     (c) Tax Elections. Buyer shall cause the LP and the LLC to have in effect for the taxable year in which Closing occurs an election under Section 754 of the Code.

     4.3 Working Capital Settlement and Estimate of Adjusted Purchase Price. No later than ten (10) Days after execution of this Agreement, Sellers shall submit a statement (the "Working Capital Statement") and include therewith an estimate of the Adjusted Purchase Price to Buyer. The statement shall be prepared using the audited balance sheet prepared by Ernst and Young. Buyer shall have fourteen
(14) Days to review the Working Capital Statement, including any access to the LP's and the LLC's financial books and records. On the Day following expiration of such fourteen (14) Day review period, Buyer shall submit a written report containing any changes Buyer proposes to be made to the Working Capital Statement. Sellers and Buyer shall attempt to agree on a final Working Capital Statement no later than five (5) Days prior to Closing. If Sellers and Buyer are unable to agree by that date, Sellers' estimate shall be used to determine the adjustment to the Purchase Price pursuant to Article 2.4 to be used at Closing. Sellers and Buyer shall use reasonable efforts to resolve any dispute under this
Article 4.3 from and after the Closing Date or refer the matter to the Accounting Referee for resolution. Within thirty (30) Days after the Closing Date, Sellers shall submit to Buyer a statement (the "Post-Closing Notice") which will set forth the difference, if any, between the estimated amount of Intergroup Contributions and Intergroup Distributions and the actual amount of Intergroup Contributions and Intergroup Distributions. If the net amount of such difference is positive, such amount shall be referred to as an "Excess" and if the net amount of such difference is negative, such amount shall be referred to as a "Deficiency." Buyer shall notify Sellers within fifteen (15) Days after receipt of the Post-Closing Notice whether it disputes Sellers' Post-Closing Notice. If Buyer disputes Sellers' Post-Closing Notice, Buyer and Sellers shall attempt to resolve any such dispute within fifteen (15) Days after Sellers receive a notice from Buyer of such dispute. If Sellers and Buyer are unable to resolve such dispute within such fifteen (15) Day period, the matter shall be referred to the Accounting Referee for resolution. The Accounting Referee shall make its determination as to such dispute under this Article 4.3 within thirty
(30) Days after referral of any dispute. The scope of any disputes to be resolved by the Accounting Referee shall be limited to whether the calculation of Working Capital on the Working Capital Statement and the other components of the Adjusted Purchase Price were determined using the agreed methodology and whether there were mathematical errors in such calculation. The determination

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of the Accounting Referee shall be final and binding upon the Parties. The amount of any Excess or Deficiency shall be paid by the appropriate Party or Parties to the Party or Parties to which such amount is owed (which amount, if paid to Sellers, shall be paid in the percentages as set forth on Exhibit H-4) within fifteen (15) Days after the determination of such amount pursuant to this
Article 4.3.

     4.4 Sales Tax and Fees. Buyer shall pay all Sales Taxes, if any, and all documentary, filing and other fees required in connection with the transfer of the LP Interests and the LLC Interests and any deemed transfer of the Properties and provide Sellers with written copies of any such recorded instruments, other than transfers requested by Sellers pursuant to Article 10.2, for which Sellers shall pay any such Sales Taxes and all other fees.

     4.5 Tax Status. Sellers and Buyer acknowledge that (a) the LP is governed by the LP Agreement and is a partnership for federal income tax (as well as state Law) purposes; (b) the LLC is governed by the LLC Agreement and is a partnership for federal income tax purposes; (c) the LLC is the LP Tax Matters Partner; (d) Amoco LLC Seller is the LLC Tax Matters Partner; and (e) each Seller shall be allocated its share of the LP's and/or the LLC's, as applicable, items of income, gain, deduction and loss for federal and state income tax purposes as of the Closing Date in accordance with the LP Agreement and the LLC Agreement, and applicable federal and state Tax Law.

     4.6 Basis. (a) Amoco LP Sellers represent and warrant that their tax basis in the Amoco LP Interests (the "Amoco Outside Basis") equals the LP's tax basis in its assets related to Amoco LP Sellers (the "Amoco Inside Basis"). Amoco LP Sellers agree that if there is a Final Determination that as of the Closing Date, the Amoco Outside Basis exceeded the Amoco Inside Basis, then within ten
(10) Business Days after the occurrence of such Final Determination, Amoco LP Sellers will pay the Buyer LP an amount equal to 37.5% of the difference between the Amoco Outside Basis and the Amoco Inside Basis by wire transfer of immediately available funds to a bank account designated by Buyer LP.

     (b) Shell LP Sellers represent and warrant that their tax basis in the Shell LP Interests (the "Shell Outside Basis") equals the LP's tax basis in its assets related to Shell LP Sellers (the "Shell Inside Basis"). Shell LP Sellers agree that if there is a Final Determination that as of the Closing Date, the Shell Outside Basis exceeded the Shell Inside Basis, then within ten (10) Business Days after the occurrence of such Final Determination, Shell LP Sellers will pay the Buyer LP an amount equal to 37.5% of the difference between the Shell Outside Basis and the Shell Inside Basis by wire transfer of immediately available funds to a bank account designated by Buyer LP.

     (c) The payments described in subparagraphs (a) and (b) above shall not be required to the extent that the Buyer Partner is otherwise compensated (e.g., through remedial allocations or because Code Section 613A(c)(7)(d) treats the basis of oil and gas properties as belonging to the partners in the LP).

     (d) Any payments required under subparagraphs (a) and (b) above shall be treated as an adjustment to the purchase price.

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

     (e) For purposes of subparagraphs (a) and (b) above, "Final Determination" means (i) a nonappealable judgment of a court of competent jurisdiction, (ii) a closing agreement entered into by the LP and the IRS or (iii) a consent to a final proposed administrative adjustment executed by the LP.

     4.7 Allocations. For all purposes of this Agreement and the Restated LP Agreement, the Parties agree that the Gross Asset Value (as defined in the Restated LP Agreement) of the Original Assets (as defined in the Restated LP Agreement) on the Closing Date shall be allocated to such assets as follows:

     (a) first, to cash, Cash Equivalents (as defined in the Restated LP Agreement), receivables, and any other current assets based on their relative Fair Market Values (as defined in the Restated LP Agreement); and

     (b) second,

          (i) 88% to assets that are eligible for depletion under Code Section 611; and

          (ii) 12% to assets that are eligible for depreciation under Code
     Section 167.

No portion of the Gross Asset Value of the Original Assets shall be allocated to any other assets, including but not limited to intangible property.

ARTICLE 5.  LOSS, CASUALTY AND INSURANCE

     5.1 Notice of Loss. From the date of execution of this Agreement until Closing, Sellers will promptly notify Buyer of each instance of loss or damage to the Assets, or any part thereof, known to Sellers and estimated to exceed Five Million Dollars ($5,000,000) net to the LP's interest in the affected Assets.

     5.2 Casualty. (a) If, after the Settlement Date but prior to the Closing Date, any portion of the Assets suffers a Casualty Loss that individually exceeds Ten Million Dollars ($10,000,000), Buyer shall nevertheless be required to Close and Sellers shall elect by written notice to Buyer prior to Closing either (i) to cause any Asset affected by Casualty Loss to be repaired or restored, at Sellers' sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to indemnify Buyer through a document reasonably acceptable to Sellers and Buyer against any costs or expenses that Buyer reasonably incurs to repair or restore the Asset subject to the Casualty Loss. In each case, Sellers shall be entitled to retain all rights to insurance and other claims against Third Parties with respect to the Casualty Loss except to the extent the Parties otherwise agree in writing. In no event shall such cost of repair or restoration or any indemnity for repair or restoration under this Article 5.2 associated with a Casualty Loss exceed, in the case of a Property, the Title Value of the affected Property, or, in the case of any other Asset, the Fair Market Value of the affected Asset.

     (b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets suffers a Casualty Loss that is Ten Million Dollars ($10,000,000) or less, Buyer shall nevertheless be required to Close and the LP shall retain all sums paid to the LP by Third Parties

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by reason of such Casualty Loss, including all of the LP's right, title and interest (if any) in insurance proceeds, unpaid awards, and other rights against Third Parties (other than Affiliates of Sellers and their directors, officers, employees and agents) arising out of the Casualty Loss.

     5.3 Insurance. Buyer understands and agrees that from and after the Closing Date, except for the insurance listed on Exhibit G for which the LP or the LLC is an express named insured, (a) no insurance coverage will be provided to the LP or the LLC or Buyer under (i) any insurance policy issued to Sellers or any Affiliate of any Seller, or (ii) any insurance policy (including reinsurance) issued by any insurance company Affiliate of any Seller ((i) and (ii) being together, "Sellers Insurance Policies"), and (b) no claims regarding any matter whatsoever, whether or not arising from events occurring prior to Closing, shall be made by the LP or the LLC or Buyer against or under Sellers Insurance Policies, regardless of their date of issuance.

ARTICLE 6.  ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

     6.1 Opportunity for Review. Each Party represents that it has had an adequate opportunity to review the release and indemnity provisions in this Agreement, including, without limitation, the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the Parties agree to the provisions set forth below.

     6.2 Sellers' Non-Environmental Indemnity Obligation. If Closing shall occur, from and after the Closing Date each Seller shall release Buyer Group (including, from and after the Closing Date, the LP and the LLC) from and shall, subject to the limitations set forth in Article 6.5, fully protect, defend, indemnify and hold Buyer Group (including, from and after the Closing Date, the LP and the LLC) harmless from and against any and all (i) Title Defects and (ii) Third Party Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly (and, whether asserted before or after Closing without extending the time limitations of Article 6.5(a)), the ownership of the Interests or the ownership or operation of the Assets, including, without limitation, ownership or operation of the Properties, or any part thereof, to the extent, for both Title Defects and Third Party Non-Environmental Claims, attributable to the period prior to the date of this Agreement, including, without limitation, Third Party Non-Environmental Claims relating to:

     (a) injury or death of any Person or Persons whomsoever,

     (b) damages to or loss of any Property or resources,

     (c) breach of contract,

     (d) common law causes of action such as negligence, strict liability, nuisance or trespass, or

     (e) fault imposed by statute, rule, regulation or otherwise, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Person indemnified hereunder;

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

provided, however, that with respect to each Property, once Sellers have paid, in the aggregate, the Title Value to Buyer Group (including, from and after the Closing Date, the LP and the LLC) or to a Third Party as an indemnity payment on behalf of Buyer Group, then, except as provided with respect to Third Party Non-Environmental Claims, Sellers shall have no further obligation to protect, indemnify, defend or hold harmless Buyer Group (including, from and after Closing Date, the LP and the LLC) with respect to such Title Defect or Title Defects with respect to such Property.

     6.3 Sellers' Environmental Indemnity Obligation. If Closing shall occur, from and after the Closing Date each Seller shall release Buyer Group (including, from and after the Closing Date, the LP and the LLC) from and shall, subject to the limitations set forth in Article 6.5, fully protect, defend, indemnify and hold Buyer Group (including, from and after the Closing Date, the LP and the LLC) harmless from and against any and all Environmental Claims and all Remediation Costs (including, without limitation, such Claims and costs associated with asbestos or norm, plugging and abandonment, and process safety management) relating to, arising out of, or connected with, directly or indirectly (and, whether asserted before or after Closing without extending the time limitations of Article 6.5(a)), the ownership of the Interests or ownership or operation of the Assets, including, without limitation, ownership or operation of the Properties, or any part thereof, to the extent, for both Environmental Claims and Remediation Costs, attributable to the period prior to the date of this Agreement, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Person indemnified hereunder.

     6.4 Sellers Retained Liabilities. If Closing shall occur, from and after the Closing Date each Seller shall release Buyer Group (including, from and after the Closing Date, the LP and the LLC) from and shall fully protect, defend, indemnify and hold Buyer Group harmless from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly (and no matter when asserted):

     (a) Environmental Claims and Remediation Costs with respect to Sellers Retained Environmental Liabilities, except to the extent caused by the acts or omissions of any member of Buyer Group (including acts or omissions on or after the Closing Date by the LP and the LLC); provided, however, that Sellers acknowledge that Buyer Group, the LP and the LLC have no obligation to remediate Sellers Retained Environmental Liabilities;

     (b) The ownership or operation of the Excluded Assets, including, without limitation, (1) Environmental Claims and (2) Third Party Non-Environmental Claims relating to: (i) injury or death of any Person or Persons whomsoever,
(ii) damages to or loss of any Property or resources, (iii) breach of contract,
(iv) common law causes of action such as negligence, strict liability, nuisance or trespass, (v) fault imposed by statute, rule, regulation or otherwise, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Person indemnified hereunder, or (vi) Third Party Tax Claims or disputes;

     (c) Environmental Claims or Remediation Costs with respect to the Hydrocarbons currently floating above a perched water-bearing zone in the vicinity of Hobbs, New Mexico, that have been or are being produced by the Windmill Oil Company; provided, however, that

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Sellers shall only be liable for Claims incurred by Buyer Group (i) for Adverse
Conditions of such zones existing on the date of this Agreement (including any migration therefrom prior to the date of remediation of such conditions), and
(ii) in excess of Two Hundred Thousand Dollars ($200,000) in any calendar year; provided, further however, that Sellers acknowledge that none of Buyer Group, the LP, or the LLC have any current obligation to remediate such condition;

     (d) royalties, severance Taxes, or fees owed or payable to any Governmental Authority or Person (including, without limitation, Claims alleging undervaluation or underpayment thereof, or wrongdoing, fault, or strict liability relating thereto) arising therefrom or in connection therewith, or Claims pursuant to the False Claims Act or similar state Laws to the extent attributable to the period prior to the Closing Date in respect of Hydrocarbon or non-Hydrocarbon substances (including, without limitation, CO2) used, purchased, produced, transported, sold or conveyed at, to, under, across or from the Properties or properties formerly owned by the LP, except to the extent that
(i) a specifically identifiable accrual or reserve was included as a current liability in the December 31, 1999 balance sheet comprising a portion of the Financial Statements for the year ended December 31, 1999, and (ii) the amount of such Claim is taken into account as a current liability in calculating Working Capital as set forth on such balance sheet;

     (e) Environmental Claims or Remediation Costs with respect to offsite disposal of hazardous or non-hazardous waste (including, without limitation, NORM, asbestos and Hydrocarbon or non-Hydrocarbon substances) to the extent attributable to the period prior to the Formation Date, and any present or future sites identified under Environmental Laws at which materials or wastes generated by or on behalf of Sellers prior to the Formation Date were deposited;

     (f) Sellers' existing disputes with the State of New Mexico concerning Sellers' alleged underpayment of royalties and oil severance taxes for any period prior to Closing, including, without limitation, the State of New Mexico's failure to approve certain assignments by Sellers of New Mexico State Leases to the LP upon formation of the LP;

     (g) all litigation with respect to the Properties filed against Sellers prior to the Formation Date including, without limitation, that litigation listed on Exhibit C-2;

     (h) all litigation listed on Exhibit C-1 regardless of when filed, but only to the extent of Sellers' liability with respect to any such litigation, as determined pursuant to a final disposition with respect thereto; and

     (i) all Third Party Non-Environmental Claims filed prior to the Formation Date regarding the Assets.

     Claims made under this Article 6.4 may be made whether or not a Claim also could be asserted under Articles 6.2 or 6.3, and Claims under this Article 6.4 are not subject to any of the limitations set forth in Article 6.5 or Article 8.3.

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     6.5 Claim Periods and Thresholds. Sellers will have no obligation under
Articles 6.2 or 6.3 to protect, defend, indemnify, and hold Buyer Group harmless from and against the Claims (or Title Defects or matters with respect to which Remediation Costs will be incurred, as applicable) described in such Articles, and the indemnified Person is solely responsible for any and all such Claims or matters:

     (a) for which the indemnified Person has not provided Sellers with an Indemnity Claim Notice within (i) eighteen (18) months from and after Closing with respect to such Non-Environmental Claims or Title Defects, or (ii) the third anniversary of the Closing Date with respect to such Environmental Claims (or matters with respect to which Remediation Costs will be incurred, as applicable); and

     (b) to the extent the aggregate of Claims of Buyer Group against Sellers described in Articles 6.2 and 6.3 and breaches of representations and warranties under Article 8 (except for the Specified Representations and Warranties) do not exceed One Hundred Fifty Million Dollars ($150,000,000) (it being acknowledged and agreed that the indemnified Persons are solely responsible for the aggregate of all such Claims, Remediation Costs, breaches of such representations and warranties, and Title Defects to the extent they do not exceed One Hundred Fifty Million Dollars ($150,000,000) of actual expenditures incurred); and

     (c) for each such Claim (or Title Defect or Remediation Costs) of Two Million Dollars ($2,000,000) or less or expenditures with respect to each such Claim; and these Claims, Remediation Costs, breaches of representations and warranties (except for the Specified Representations and Warranties), and Title Defects of Two Million Dollars ($2,000,000) or less will not be counted in determining the One Hundred Fifty Million Dollar ($150,000,000) threshold in subparagraph (b) above, provided that in calculating such Two Million Dollar ($2,000,000) threshold, any Dollar or materiality qualifiers in the representations or warranties shall be disregarded; and

     (d) the first Two Million Dollars ($2,000,000) of expenditures with respect to each such Claim (or Title Defect or Adverse Condition with respect to which Remediation Costs have been incurred) which exceeds Two Million Dollars ($2,000,000); provided, however, that the first Two Million Dollars ($2,000,000) of expenditures for each such Claim will be counted in determining the One Hundred Fifty Million Dollar ($150,000,000) threshold in subparagraph (b) above.

     6.6 Third Party Claims Involving Both Sellers and the LP. In the event Third Party Claims relating to, arising out of, or connected with the ownership of the Interests or the ownership or operation of the Assets, including, without limitation, the ownership or operation of the Properties or any part thereof, are asserted against one or more of Sellers and against Buyer Group, the LP or the LLC (other than Claims set forth in Article 6.4), (a) Sellers shall be responsible for, and Articles 6.2 and 6.3 shall apply to, such Third Party Claims to the extent attributable to the period prior to the Formation Date (subject to the limitations set forth in Article 6.5), (b) the LP shall be responsible for such Third Party Claims to the extent attributable to the period between the Formation Date and the date of this Agreement, subject to indemnification under Articles 6.2 or 6.3 (subject to the limitations set forth in Article 6.5), and

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(c) the LP shall be responsible for such Third Party Claims to the extent attributable to the period from and after the date of this Agreement.

     6.7 Notice of Claims. If a Claim for indemnity is asserted against a Person for which a Party may have an obligation of indemnity under this Article 6 or elsewhere under this Agreement (an "Indemnity Claim"), the indemnified Person shall give the indemnifying Party written notice of the underlying Claim setting forth the particulars associated with the underlying Claim (including a copy of the written underlying Claim, if any) as then known by the indemnified Person ("Indemnity Claim Notice"). For Indemnity Claims with respect to which Article
6.5 applies, an Indemnity Claim shall be deemed to have been made (subject to clauses (b) and (c) thereof) upon the indemnified Person's providing an initial Indemnity Claim Notice to the indemnifying Party stating that the Claim (or Title Defect or Remediation Costs) underlying the Indemnity Claim could reasonably be expected to exceed Two Million Dollars ($2,000,000). The indemnified Person shall, to the extent practicable, give an Indemnity Claim Notice within such time as will allow the indemnifying Party a reasonable period in which to evaluate and timely respond to the underlying Claim; provided, however, that (i) failure to do so shall not affect an indemnified Person's rights hereunder except to the extent the indemnifying Party is prejudiced thereby; (ii) the foregoing shall not extend the time periods set forth in
Article 6.5(a), but if an Indemnity Claim Notice is given to an indemnifying Party within the applicable time period set forth in Article 6.5(a), such Indemnity Claim Notice shall be effective, subject to the other limitations in
Article 6.5 or the other provisions of Article 6, as to costs and expenses incurred or suffered after the expiration of such time period, with respect to the matter generally described in such Indemnity Claim Notice; and (iii) the indemnified Person shall not be required to provide an Indemnity Claim Notice unless and until such Person believes that the underlying Claim (or Title Defect or Remediation Costs) underlying the Indemnity Claim could reasonably be expected to exceed the applicable threshold, which for purposes of Article 6.5 is Two Million Dollars ($2,000,000) per underlying Claim.

     6.8 Defense of Claims. Upon receipt of an Indemnity Claim Notice involving a Third Party for which an indemnifying Party reasonably believes it may have an obligation of indemnity under this Agreement, the indemnifying Party may (without prejudice to its right to contest its obligation of indemnity under this Agreement) assume the defense of the Third Party Claim with counsel selected by the indemnifying Party and reasonably satisfactory to the indemnified Person. The indemnified Person shall cooperate in all reasonable respects in such defense. If any Third Party Claim involves a fact pattern wherein Buyer may have an obligation to indemnify any Seller and such Seller may have an obligation to indemnify Buyer, each Party may assume the defense of and hire counsel for that portion of the Third Party Claim for which it may have an obligation of indemnity. In all instances, the indemnified Person may employ separate counsel and participate in the defense of any Third Party Claim; provided, however, if the indemnifying Party has assumed the defense of a Third Party Claim pursuant to this Article 6.8 and has agreed to indemnify the indemnified Person, the fees and expenses of counsel employed by the indemnified Person will be borne solely by the indemnified Person. If (a) the underlying Third Party Claim meets any applicable per-Claim threshold, (b) the underlying Third Party Claim plus all previously asserted underlying Claims have exceeded the One Hundred Fifty Million Dollar ($150,000,000) aggregate threshold, if applicable in the circumstances, and (c) the indemnifying Party does not notify the indemnified Person within the earlier to occur of:

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     (a) three (3) Business Days before the time a response is due in any litigation matter (so long as the Indemnity Claim Notice was presented to the indemnifying Party at least ten (10) Days prior to the date the response is due), or

     (b) thirty (30) Days after receipt of the Indemnity Claim Notice, that the indemnifying Party elects to undertake the defense of the Third Party Claim, the indemnified Person may defend, at the expense of the indemnifying Party, the Third Party Claim with counsel of the indemnified Person's choice, subject to the right of the indemnifying Party to assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. In such event, the indemnified Person shall promptly send written notice to the indemnifying Party of any proposed settlement of the Third Party Claim, which settlement the indemnifying Party may accept or reject, in its reasonable judgment, within ten (10) Days of receipt of the notice, unless the settlement offer is limited to a shorter period, in which case the indemnifying Party will have such shorter period in which to accept or reject the proposed settlement. Failure of the indemnifying Party to accept or reject such settlement within the applicable period will be deemed a rejection of the proposed settlement.

Notwithstanding the foregoing, the indemnified Person may settle any matter over the objection of the indemnifying Party, but in so doing the indemnified Person will waive any right to indemnity therefor as to (and only as to) liabilities with respect to which the indemnifying Party has acknowledged in writing its indemnity obligation.

     6.9 Determination of Title Defect Amounts. The amount of a Title Defect shall be determined as follows:

     (a) if Buyer and Sellers agree on the amount, that amount shall be the value of the Title Defect for purposes of this Article 6; and

     (b) if Buyer and Sellers cannot agree on the amount, the Title Value of the affected Property(ies) shall be used by the Parties for determining the amount.

     6.10 Waiver of Certain Damages. Each of the Parties expressly waives and agrees not to seek indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind with respect to any dispute arising under, related to, or in connection with this Agreement or breach hereof; provided, however, this provision will not diminish or affect in any way the Parties' rights and obligations under any indemnities provided in this Agreement.

     6.11 Several Liability. (a) Except as otherwise expressly set forth herein, if any one or more Sellers have an indemnity obligation or otherwise have liability hereunder, Amoco Sellers' percentage of the total liability for amounts asserted under this Article 6 or Article 8 or any other Article will be limited to the Amoco Aggregate Interest, and Shell Sellers' percentage of the total liability for amounts asserted under this Article 6 or Article 8 or any other Article will be limited to the Shell Aggregate Interest; provided that,
(i) notwithstanding any provision of this Agreement to the contrary, Shell Sellers will be jointly liable for any and all Shell Seller liabilities, and Amoco Sellers will be jointly liable for any and all Amoco Seller liabilities and (ii) Buyer shall have no obligation to determine which Seller or Sellers are liable and may assert

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liability against all Sellers, and the allocation of Sellers' liability among themselves (except as to the percentages stated above) shall not be a defense to any Claim by Buyer.

     (b)(i) Notwithstanding any provision of this Agreement, no agreement, consent, approval, waiver, action, notice or other conduct of Sellers under this Agreement shall be effective unless made or given by both Shell Sellers and Amoco Sellers and (ii) Shell Sellers shall act only collectively and Amoco Sellers shall act only collectively; provided that nothing in this Article 6.11(b) shall limit any representations, warranties or covenants made individually by Shell Sellers or Amoco Sellers, respectively.

     6.12 Sellers' Responsibility for Taxes. Notwithstanding anything to the contrary in this Article 6 or Article 7, from and after the Closing Date, Sellers shall each protect, defend, indemnify, and hold harmless Buyer Group, the LLC and the LP from any and all Taxes imposed on the LLC or the LP with respect to the Assets, Properties, business or operations of the LLC or the LP for any taxable period or portion thereof ending on or prior to the Closing Date, except to the extent such Taxes are fully reflected as a liability in the December 31, 1999 balance sheet comprising a portion of the Financial Statements or are accrued in the ordinary course of business after the Settlement Date. To the extent that, following the completion and delivery of the LP's annual financial statements for the year 2000, the amount paid for the year 2000 by the LP or the LLC with respect to such Taxes exceeds the amount accrued for the Taxes in the balance sheet comprising a portion of such financial statements, Buyer shall pay to Sellers the amount of such excess, in the same proportions as the Closing Amount was paid to Sellers. This Article 6.12 shall not modify or otherwise limit Sellers' indemnity obligations pursuant to Article 6.4(d).

     6.13 Cross-Release. (a) Effective as of Closing, except for the performance of the obligations and covenants in this Agreement, and except with respect to the representations and warranties in this Agreement, Buyer, on its behalf and on behalf of Buyer Group (including, from and after the Closing Date, the LP and the LLC), hereby releases, acquits and discharges each member of Seller Group from any and all Claims by Buyer Group with respect to Contracts or arrangements between the LP or the LLC, on the one hand, and any member of Sellers Group ("Affiliate Contracts") to the extent (i) not attributable to a Third Party Claim and (ii) attributable to pre-Closing periods; provided that the foregoing release shall not release any settlement in the ordinary course of business of outstanding amounts under Affiliate Contracts.

     (b) Effective as of Closing, except for the performance of the obligations and covenants in this Agreement, and except with respect to the representations and warranties in this Agreement, each Seller, on its behalf and on behalf of Sellers Group, hereby releases, acquits and discharges each member of Buyer Group (including, from and after the Closing Date, the LP and the LLC), from any and all Claims by Buyer Group with respect to Affiliate Contracts to the extent
(i) not attributable to a Third Party Claim and (ii) attributable to pre-Closing periods; provided that the foregoing release shall not release any settlement in the ordinary course of business of outstanding amounts under Affiliate Contracts.

     6.14 Indemnity Allocation. With respect to any amounts paid for indemnification or for breach of representation or warranty pursuant to this Agreement, the Person or Persons entitled to such amounts shall be the Person or Persons that are the express beneficiary or

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beneficiaries under the relevant provisions of this Agreement that suffer and are entitled to the Claim covered by such provisions (and it is acknowledged and agreed that, to the extent that the LP suffers and is entitled to the Claim, any amounts payable with respect thereto shall be made to the LP and not to any other Person within Buyer Group); and if the LP is the indemnified Person or the Person that receives any payment for breach of representation or warranty, the LP's allocation of the contribution, benefit, loss and/or detriment with respect to the matter that is the subject of the indemnification or breach shall be governed by the Restated LP Agreement.

ARTICLE 7.  DISCLAIMERS

     7.1 Disclaimer - Representations and Warranties. Buyer acknowledges and agrees that, except as otherwise expressly provided in this Agreement or the Operative Documents, (i) the Interests will be assigned and conveyed from Sellers to Buyer LP and Buyer Member without warranty, express, statutory, implied or otherwise and (ii) Sellers make no warranty, express, statutory, implied, or otherwise with respect to the Properties. Except as otherwise expressly provided in this Agreement or in the Operative Documents, Sellers hereby expressly disclaim any and all representations and warranties associated with the Properties, express, statutory, implied or otherwise, including, without limitation: (a) warranty of title, (b) existence of any and all prospects, (c) geographic, geologic or geophysical characteristics associated with any and all prospects, (d) existence, quality, quantity or recoverability of Hydrocarbon and non-Hydrocarbon substances associated with the Properties,
(e) costs, expenses, revenues, receipts, accounts receivable, accounts payable, suspense fund or gas imbalances associated with the Properties, (f) contractual, economic or financial information and data associated with the Properties, (g) continued financial viability or productivity of the Properties, (h) environmental or physical condition of the Properties, (i) federal, state, local or tribal income or other Tax consequences associated with the Properties, (j) absence of patent or latent defects, (k) safety, (l) state of repair, (m) merchantability, (n) conformity to models, (o) any rights of any member of Buyer Group under appropriate statutes to claim diminution of consideration or return of the Purchase Price, (p) warranty of freedom from patent or trademark infringement, (q) warranties existing under applicable Law now or hereafter in effect, and (r) fitness for a particular purpose; and Buyer (on behalf of itself and Buyer Group) irrevocably waives any and all Claims it may have against Sellers Group with respect to same, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of Sellers Group.

     7.2 Disclaimer - Statements and Information. Sellers expressly disclaim any and all liability and responsibility, except as otherwise expressly provided in this Agreement or the Operative Documents, for and associated with the quality, accuracy, completeness or materiality of the information, data and materials furnished (electronically, orally, by video, in writing or any other medium, including, without limitation, in the Confidential Information Memorandum, by compact disk, in any data room, or otherwise) at any time to Buyer Group associated with the transactions contemplated by this Agreement, including, without limitation: (a) title to the Properties, (b) existence of any and all prospects, (c) geographic, geologic or geophysical characteristics associated with any and all prospects, (d) existence, quality, quantity or recoverability of Hydrocarbon and non-Hydrocarbon substances associated with the Properties,
(e) costs, expenses, revenues, receipts, accounts receivable, accounts payable, suspense fund or gas imbalances associated with the Properties, (f) contractual, economic or financial information

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and data associated with the Properties, (g) continued financial viability or productivity of the Properties, (h) environmental or physical condition of the Properties, (i) federal, state, local or tribal income or other Tax consequences associated with the Properties, (j) absence of patent or latent defects, (k) safety, (l) state of repair, (m) merchantability, (n) conformity to models, (o) any rights of any member of Buyer Group under appropriate statutes to claim diminution of consideration or return of the Purchase Price, (p) warranty of freedom from patent or trademark infringement, (q) warranties existing under applicable Law now or hereafter in effect, and (r) fitness for a particular purpose; and Buyer (on behalf of itself and Buyer Group) irrevocably waives any and all Claims it may have against Sellers Group with respect to same, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of Sellers Group.

ARTICLE 8.  SELLERS' REPRESENTATIONS AND WARRANTIES

     8.1 LLC Sellers' Representations. Each LLC Seller severally (and not jointly) represents and warrants with respect to itself and/or the LLC, as applicable, the following to Buyer:

     (a) Organization and Good Standing. Amoco LLC Seller is a corporation and Shell LLC Seller is a limited partnership, in each case duly organized, validly existing and in good standing under the Laws of the state of its organization and has all requisite corporate or partnership power and authority to own the LLC Interest. LLC Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located. The LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation.

     (b) Corporate or Partnership Authority; Authorization of Agreement. Each LLC Seller has all requisite corporate or partnership power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party, and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by each LLC Seller, will constitute, the valid and binding obligations of each LLC Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     (c) No Violations. LLC Seller's execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement or such Operative Documents will not:

          (i) conflict with or require the consent of any Person under any of the terms, conditions or provisions of the certificate of incorporation or bylaws or limited partnership agreement of LLC Seller or the LLC Agreement;

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

          (ii) violate any provision of, or, except as required in connection with any filing under the HSR Act pursuant to Article 11.1 or Section 13.14 of the Restated LLC Agreement, require any filing, consent or approval under any Law applicable to LLC Seller or the LLC (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title);

          (iii) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (a) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which the LLC or such LLC Seller is a party or by which the LLC or such LLC Seller is bound except, in the case of LLC Seller, where such conflict, breach or default would not materially affect LLC Seller's ability to consummate the transactions contemplated hereby; or (b) any order, judgment or decree of any Governmental Authority; or

          (iv) result in the creation or imposition of any lien or encumbrance upon one or more of the LLC Interests, the LLC or the Properties.

     (d) Third Party Claims, Disputes and Litigation. Exhibit C-1 sets forth all Third Party Claims, disputes or litigation pending against the LLC or, to Sellers Knowledge, threatened. There are no Third Party Claims, disputes or litigation pending or, to LLC Seller's knowledge, threatened against LLC Seller or the LLC that would prevent the consummation of the transaction contemplated by this Agreement.

     (e) Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to LLC Seller's knowledge, threatened against LLC Seller or the LLC.

     (f) Foreign Person. LLC Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

     (g) Liens, Mortgages and Security Interests. There are no liens, mortgages or security interests encumbering the LLC Interests.

     (h) LLC Interest. The Amoco LLC Interest represents a 63.915% Sharing Ratio and the Shell LLC Interest represents a 36.085% Sharing Ratio. Each LLC Seller owns of record and beneficially the LLC Interests set forth beside its name under the column titled "Pre-Closing Interest" in Exhibit H-1, in each case free and clear of any Taxes, security interests, equities, Third Party Claims, and demands and any restrictions on transfer, options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any LLC Seller to sell, transfer, or otherwise dispose of its LLC Interest, other than this Agreement, the LLC Agreement, the other Operative Documents and federal or state securities Laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the LLC Interests, other than the LLC Agreement.

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

     (i) Taxes. LLC Tax Matters Partner has timely filed or caused to be timely filed all Tax Returns required by applicable Law for the LLC due on or prior to the Closing Date and has timely paid or caused to be timely paid all material Taxes shown as due and payable on such Tax Returns within the prescribed period or any extensions thereof.

     (j) Tax Liens. To LLC Seller's knowledge, there are no Tax liens burdening the Properties, the LLC or the LP except for liens for current Taxes not yet due and payable.

     (k) Qualification as Partnership. The LLC currently is qualified, and has since the date of its formation been qualified, to be treated as a partnership for federal income Tax purposes.

     (l) LLC Assets and Liabilities. The LLC has no assets other than its interest in the LP, and the LLC has no liabilities other than liabilities arising out of its status as the general partner of the LP and administrative expenses aggregating less than Two Hundred Fifty Thousand Dollars ($250,000).

     (m) Knowledge of Buyer's Breach. As of the date of this Agreement, LLC Seller has no knowledge of any breach by Buyer of any of the representations and warranties in Article 9.

     8.2 LP Sellers' Representations. Each LP Seller severally (and not jointly) represents and warrants with respect to itself and/or the LP, as applicable, the following to Buyer:

     (a) Organization and Good Standing. LP Seller is a corporation or limited partnership duly organized, validly existing and in good standing under the Laws of the state of its organization and has all requisite corporate or partnership power and authority to own the LP Interest. LP Seller is in good standing in all jurisdictions in which the Properties are located. The LP is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of its formation.

     (b) Corporate or Partnership Authority; Authorization of Agreement. Each LP Seller has all requisite corporate or partnership power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by each LP Seller, will constitute, the valid and binding obligations of each LP Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     (c) No Violations. LP Seller's execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and such Operative Documents will not:

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

          (i) conflict with or require the consent of any Person under any of the terms, conditions or provisions of the certificate of incorporation or bylaws or limited partnership agreement of LP Seller or the LP Agreement;

          (ii) violate any provision of, or, except in connection with any filing under the HSR Act pursuant to Article 11.1 or Section 14.15 of the Restated LP Agreement, require any filing, consent or approval under any Law applicable to LP Seller or the LP (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title);

          (iii) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (a) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which the LP or LP Seller is a party or by which the LP or LP Seller is bound except, in the case of LP Seller, where such conflict, breach or default would not materially affect LP Seller's ability to consummate the transactions contemplated hereby, or (b) any order, judgment or decree of any Governmental Authority; or

          (iv) result in the creation or imposition of any lien or encumbrance upon one or more of the LP Interests, the LP or the Properties.

     (d) Third Party Claims, Disputes and Litigation. Exhibit C-1 sets forth all material Third Party Claims, disputes or litigation pending against the LP or, to Sellers Knowledge, threatened. There are no Third Party Claims, disputes or litigation pending or, to the best of LP Seller's knowledge, threatened against LP Seller or the LP that would prevent the consummation of the transactions contemplated by this Agreement.

     (e) Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to LP Seller's knowledge and belief, threatened against LP Sellers or the LP.

     (f) Foreign Person. LP Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

     (g) Liens, Mortgages and Security Interests. There are no liens, mortgages or security interests encumbering the LP Interests.

     (h) LP Interests. The Amoco LP Interest represents a 62.6367% Partnership Interest and the Shell LP Interest represents a 35.3633% Partnership Interest, which collectively represents a 98% Partnership Interest. Each LP Seller owns of record and beneficially the LP Interest set forth beside its name under the column titled "Pre-Closing Interest" in Exhibit H-1, in each case free and clear of any Taxes, security interests, equities, Third Party Claims, and demands and any restrictions on transfer, options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any LP Seller to sell,

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

transfer, or otherwise dispose of its LP Interest, other than this Agreement, the LP Agreement, the other Operative Documents and federal or state securities Laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the LP Interests, other than the LP Agreement.

     (i) Taxes. LP Tax Matters Partner has timely filed or caused to be timely filed all Tax Returns required by applicable Law for the LP due on or prior to the Closing Date and has timely paid or caused to be timely paid all material Taxes shown as due and payable on such Tax Returns within the prescribed period or any extensions thereof.

     (j) Tax Liens. To LP Seller's knowledge, there are no Tax liens burdening the Properties or the LP except for liens for current Taxes not yet due and payable.

     (k) Qualification as Partnership. The LP currently is qualified, and has since the date of its formation been qualified, to be treated as a partnership for federal income Tax purposes.

     (l) Knowledge of Buyer's Breach. As of the date of this Agreement, LP Seller has no knowledge of any breach by Buyer of any of the representations and warranties in Article 11.

     (m) Operatorship Status. To Sellers Knowledge, (i) there are no conditions with respect to any of the Properties operated by the LP as of the Settlement Date that could reasonably be expected to result in the termination or removal of the LP as operator of such Properties, and (ii) no such termination or removal of the LP's operatorship of any of the Properties is pending or threatened.

     (n) Title Defects. To Sellers Knowledge, there are no Title Defects with respect to the LP's interest in any Property that could reasonably be expected to result in a liability, cost, expense or loss to the LP of Two Million Dollars ($2,000,000) or more with respect to each such Property.

     (o) Adverse Conditions. To Sellers Knowledge, there are no Adverse Conditions relating to the LP's interest in any Property that could reasonably be expected to result in a liability, cost, expense or loss to the LP of Two Million Dollars ($2,000,000) or more with respect to such Property that are not identified as a "Significant Environmental Finding" in the IT Report as such term is defined in the IT Report.

     (p) Financial Statements.

          (i) LP Sellers have delivered to Buyer copies of the audited balance sheets of the LP as of December 31 for 1997, 1998 and 1999, and the related audited statements of income, changes in partners' capital and cash flows for the ten-month period or fiscal year, as applicable, then ended (collectively, the "Financial Statements"). The Financial Statements fairly present the financial position, results of operation, partners' capital and cash flows for the LP as of the dates and for the periods covered thereby, in each case in accordance with GAAP except as described in the footnotes to each of such Financial Statements.

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

          (ii) Since December 31, 1999, the LP has not incurred any liability which would be required to be set forth on financial statements prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business.

          (iii) The Financial Statements have been prepared in accordance with Regulation S-X under the Securities Exchange Act of 1934, as amended.

     (q) Material Contracts.

          (i) To Sellers Knowledge, Part 2 of Exhibit M lists the following Contracts to which the LP or the LLC is a party or by which the LP or the LLC or any of their respective assets may be bound (collectively, the "Material Contracts"):

               (A) Farmouts, farmin or term assignments or other similar Contracts affecting 2500 net acres or more;

               (B) Contracts expiring from the Settlement Date through ninety
     (90) Days following Closing that cannot be renewed automatically;

               (C) Drilling Contracts with Key Drilling Co.;

               (D) Nalco chemical unbundled service and supply Contracts;

               (E) Carbon dioxide (CO2) Contracts (including replacement of delivery in kind contracts);

               (F) Third Party gas processing Contracts;

               (G) Any Contract which involves the expenditure of Twenty-Five Million Dollars ($25,000,000) or more (on a forward looking basis), other than the following categories of Contracts arising in the ordinary course of business;

                    (i) Contracts described in Article 1.136.1
                    (ii) Contracts described in Article 1.136.2;
                    (iii) oil or gas sales contracts; and

               (H) any Contract with any of LP Sellers or LLC Sellers or their respective Affiliates.

          (ii) To Sellers Knowledge, prior to Closing, LP Sellers have furnished or made available to Buyer true and complete copies of each Material Contract.

          (iii) As of Closing, except as disclosed on Part II of Exhibit M, LP Sellers, LLC Sellers and their respective Affiliates, as applicable, will have entered into or shall continue agreements with the LP, subject to consultation with Buyer, pursuant to which

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

     the goods and services and other rights and benefits that were provided by LP Sellers or LLC Sellers and their respective Affiliates to the LP prior to Closing will be provided on the same terms after Closing.

     (r) Compliance with Laws. The LP has not violated and is in compliance with all applicable Laws except where such violation or noncompliance could not reasonably be expected to result in a liability, cost, expense or loss to the LP of Two Million Dollars ($2,000,000) or more to the LP. None of LP Sellers or the LP has received any notice of a violation of or default by the LP with respect to any applicable Law or any decision, ruling, order or award of any Governmental Authority or arbitrator applicable to the LP or the assets, properties, business or operations of the LP that would require disclosure pursuant to Item 103 of Regulation S-K of the Securities Exchange Act of 1934, as amended (as if the LP were a reporting company pursuant to such Act and were subject to such Regulation).

     (s) Ownership of Rights. Except as disclosed in Part 1 of Exhibit M, the Assets comprise all of the rights, titles, interests or information that are necessary for the LP to operate its business as it has historically been operated.

     (t) Affiliate Contracts. To Sellers Knowledge, none of Sellers, the LLC, or the LP are in default in any material respect under any Contract entered into between any Seller or any Affiliate, on the one hand, and the LP or the LLC, on the other hand.

     (u) ERISA Plans. (i) Set forth on Exhibit K-1 is a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act ("ERISA"), (x) which is subject to any provision of ERISA,
(y) which is maintained, administered or contributed to or by the LP, the LLC or on its or their behalf by any affiliate of either (any "ERISA Affiliates") and
(z) which covers any employee or former employee of the LP or the LLC or under which the LP or the LLC has any liability. Promptly after execution of this Agreement, Sellers shall make available to Buyer accurate and complete copies of all such plans (and, if applicable, the related trust agreements) and all amendments thereto and summary plan descriptions thereof, together with (xx) the two most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (yy) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are hereinafter referred to as the "ERISA Plans." For purposes of Articles 8.2(u)-(bb) only, an "affiliate" of the LP or the LLC means any other Person which, together with the LP or the LLC, would be treated as a single employer under Section 414(b), (c) or (m) of the Code.

          (ii) The LLC has no employees and no ERISA Plans.

          (iii) There are no ERISA Affiliates of the LP or the LLC other than the LLC and the LP.

     (v) Liabilities. No ERISA Plan (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA, (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code or (iii) is subject to Title IV of ERISA or to the minimum funding standards of ERISA and the Code, other than the qualified Altura Defined Benefit Plan identified

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

on Exhibit K-1. There are no accumulated funding deficiencies as defined in
Section 412 of the Code (whether or not waived) with respect to any ERISA Plan. The LP and the LLC have incurred no material liability under Title IV of ERISA arising in connection with the termination of, or the complete or partial withdrawal within the last six years from, any plan covered or previously covered by Title IV of ERISA. The LP and the LLC have paid and discharged promptly when due all liabilities and obligations with respect to an ERISA Plan, which liabilities and obligations are of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of the LP or the LLC post-Closing. As of the date of this Agreement, and, to Sellers Knowledge, nothing done or omitted to be done, and no transaction or holding of any asset under or in connection with any ERISA Plan has made or will make the LP or the LLC subject to any material liability under Title I of ERISA or liable for any tax pursuant to Sections 4971 through 4980B of the Code.

     (w) Third Party Claims. Except as set forth on Exhibit C-1 and except for routine Third Party Claims for benefits, there are no pending Third Party Claims or, to Sellers Knowledge, any threatened Third Party Claims against the ERISA Plans or the LP which could result in a material liability on the part of the LP or the LLC or any ERISA Plan.

     (x) Contributions. All contributions required to be paid or accrued on or before the Closing Date with respect to the Altura Defined Benefit Plan as for the 1999 plan year shall be paid or accrued by the LP prior to the Closing Date and all other contributions or payments required to be paid or accrued before the Closing Date with respect to the ERISA Plans and Non-ERISA Plans shall have been paid or accrued by the LP in a timely manner.

     (y) Qualifications. Each ERISA Plan which is intended to be qualified under
Section 401(a) of the Code , and each trust forming a part thereof which is intended to be exempt from tax pursuant to Section 501(a) of the Code, has received a favorable determination letter from the Internal Revenue Service ("IRS") to that effect. Promptly after execution of this Agreement, accurate and complete copies of the most recent IRS determination letters with respect to the ERISA Plans shall be made available to Buyer. To Sellers Knowledge, each ERISA Plan is being maintained in substantial compliance with its terms and with the material requirements prescribed by all applicable Laws, including the Code and ERISA.

     (z) Non-ERISA Plans. Set forth on Exhibit K-1 is a list identifying each pay practice, employee benefit plan, policy, agreement, or arrangement (other than the ERISA Plans) which (i) has been entered into, maintained, administered or contributed to by the LP or the LLC or by any ERISA affiliate on behalf of the LP or the LLC, (ii) covers any employee or former employee of the LP or the LLC, and (iii) creates liability for the LP or the LLC. Such plans are hereinafter referred to as the "Non-ERISA Plans." Sellers shall make available to Buyer, promptly after the execution of this Agreement, accurate and complete copies of all such plans (and, if applicable, the related trust agreements) and all amendments thereto and summary plans descriptions thereof. To Sellers Knowledge, each Non-ERISA Plan is being maintained in substantial compliance with its terms and with the material requirements prescribed by Law and all insurance contracts.

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     (aa) Unions. There are no collective bargaining agreements or other similar agreements, arrangements or understandings, written or, to Sellers Knowledge, oral, with employees as a group to or by which the LP or the LLC is a party or is bound. To Sellers Knowledge, neither the LP nor the LLC has been the subject of any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any employees or been subject to or, to Sellers Knowledge, threatened with any strike or other concerted labor activity or dispute.

     (bb) Compliance. To Sellers Knowledge, and subject to Article 8.2(r), the LP is in substantial compliance with all applicable Laws pertaining to employment and wages, hours and other terms and conditions of employment in respect of its employees. Other than as disclosed in Exhibit C-1, there is no pending or, to Sellers Knowledge, threatened proceeding by or before, and neither the LP nor the LLC is subject to any judgment, order, writ, injunction or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any other Governmental Authority in connection with any current, former or prospective employee thereof.

     (cc) No Conveyances. Since the Settlement Date, the LP has not conveyed to Sellers any oil and gas leasehold interests, royalty interests, overriding royalty interests, reversionary interests, mineral interests, production payments, net profits interests or surface interests in producing or non-producing Properties (i) with a book value to the LP, in the aggregate, exceeding Five Million Dollars ($5,000,000) or (ii) in excess of, in the aggregate, 10,000 net acres.

     (dd) License Rights. The information and know-how, patents and software rights licensed to the LP by Sellers under the Amoco Amended and Restated License Agreement and the Shell Amended and Restated License Agreement are all of the proprietary software rights, technical information, know-how and patents owned or controlled by Sellers that are reasonably necessary for the LP to operate its business substantially as it has historically been operated, except for the rights the LP receives or has received under services provided by Sellers and others or which the LP has obtained or could obtain from a Third Party.

     8.3 Limitation on Sellers' Liability and Waiver. Notwithstanding anything contained in this Agreement (except Article 15.2) to the contrary, Buyer may not bring a Claim against Sellers for breach of the representations or warranties contained in this Agreement unless Buyer has provided Sellers with written notice of such breach within eighteen (18) months after the Closing Date, setting forth the particulars associated with the breach as then known by Buyer (it being acknowledged and agreed that Buyer, on behalf of itself, Buyer Group and its and their successors and assigns, irrevocably waives any and all Claims it and they may have against Sellers for breaches of representations and warranties not raised within such eighteen (18) month period). Except as provided in Article 15.2, Buyer additionally may not bring a Claim against Sellers for breach of the representations or warranties contained in this Agreement unless:

     (a) the amount associated with an individual breach, which would result in Buyer's right to bring an individual Claim against Sellers for breach of a representation or warranty under Article 8 (except Articles 4.6, 8.1(a), 8.1(b), 8.1(c)(i), 8.1(g), 8.1(h), 8.2(a), 8.2(b), 8.2(c)(i), 8.2(g) and 8.2(h)
(collectively, the "Specified Representations and Warranties")) exceeds Two

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Million Dollars ($2,000,000) and then only to the extent such Claim exceeds this
Two Million Dollar ($2,000,000) threshold; provided, however, that the first Two Million Dollars ($2,000,000) for each such Claim will be counted in determining the One Hundred Fifty Million Dollar ($150,000,000) threshold in Article 6.5(b); and, provided further, that in calculating such Two Million Dollar ($2,000,000) threshold, any Dollar or materiality qualifiers in the representations or warranties shall be disregarded (it being acknowledged and agreed that Buyer, on behalf of itself, Buyer Group and its and their successors and assigns, irrevocably waives any and all such Claims it and they may have against Sellers Group that do not exceed this Two Million Dollar ($2,000,000) threshold); and

     (b) the aggregate amount associated with all breaches, which would result in Buyer's right to bring multiple Claims against Sellers for breach of the representations or warranties contained under this Article 8 (except for the Specified Representations and Warranties), together with all Claims of Buyer against Sellers pursuant to Articles 6.2 and 6.3, Title Defects and matters with respect to which Remediation Costs have been incurred equals or exceeds One Hundred Fifty Million Dollars ($150,000,000) (it being acknowledged and agreed that Buyer, on behalf of itself, Buyer Group and its and their successors and assigns, irrevocably waives any and all such Claims it and they may have against Sellers Group that in the aggregate do not exceed the One Hundred Fifty Million Dollar ($150,000,000) threshold);

provided that, for each event, circumstance, condition, act, omission, breach or the like that forms the basis of any Claim by Buyer or Buyer Group under Article 6, Article 8 or any other provision of this Agreement, Buyer and Buyer Group shall only be entitled to have one application of the expenditure(s) related to such Claim against the One Hundred Fifty Million Dollar ($150,000,000) threshold and shall not be entitled to multiple applications against such threshold or to multiple recoveries and/or indemnities.

ARTICLE 9.  BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer represents and warrants to Sellers as follows:

     9.1 Organization and Good Standing. Buyer, Buyer LP and Buyer Member are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware and have all requisite corporate power and authority to own the LLC Interests, the LP Interests and the Properties. Buyer, Buyer LP and Buyer Member will be, as of the Closing Date, duly licensed or qualified to do business as a foreign corporation and are in good standing in all jurisdictions in which the Properties are located.

     9.2 Corporate Authority; Authorization of Agreement. Each of Buyer, Buyer LP and Buyer Member has, and upon execution and delivery of each of the Operative Documents to which it is a party, each of Buyer, Buyer LP and Buyer Member will have, all requisite corporate power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by it, shall constitute, the valid and binding obligations of Buyer, Buyer LP and Buyer Member, as the case

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may be, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     9.3 No Violations. Buyer's execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and such Operative Documents will not:

     (a) conflict with or require the consent of any Person under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer, Buyer LP or Buyer Member;

     (b) violate any provision of, or require, except in connection with any filing under the HSR Act pursuant to Article 11.1 or Section 13.14 of the Restated LLC Agreement or Section 14.15 of the Restated LP Agreement, any filing, consent or approval under any Law applicable to Buyer (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title); or

     (c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (a) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer, Buyer LP or Buyer Member is a party or by which Buyer, Buyer LP or Buyer Member is bound except where such conflict, breach or default would not materially affect Buyer's, Buyer LP's or Buyer Member's ability to consummate the transactions contemplated hereby, or
(b) any order, judgment or decree of any Governmental Authority.

     9.4 SEC Disclosure. Buyer LP and Buyer Member are acquiring the Interests for their own accounts for use in their trade or business, and not with a view toward any sale or distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended and the rules and regulations thereunder, any applicable state blue sky Laws or other applicable securities Laws.

     9.5 Funds. At Closing, Buyer, through Buyer LP, Buyer Member and the LP, will have sufficient funds through financing or otherwise (and satisfactory evidence thereof) to enable them to consummate the transactions contemplated hereby and to pay the Closing Amount and all related fees and expenses of Buyer, Buyer LP and Buyer Member.

     9.6 Third Party Claims, Disputes and Litigation. As of the date of this Agreement, there are no Third Party Claims, disputes or litigation pending or, to Buyer's knowledge, threatened against Buyer, Buyer LP or Buyer Member that would prevent the consummation of the transactions contemplated by this Agreement.

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     9.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer's knowledge, threatened against Buyer, Buyer LP or Buyer Member.

     9.8 Independent Evaluation. BUYER IS SOPHISTICATED IN THE EVALUATION, PURCHASE, OWNERSHIP AND OPERATION OF OIL AND GAS PROPERTIES AND RELATED FACILITIES. IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN, BUYER: (A) HAS RELIED OR WILL RELY SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND EVALUATION OF THE INTERESTS AND THE PROPERTIES AND THE EXPRESS PROVISIONS OF THIS AGREEMENT AND (B) HAS SATISFIED OR WILL SATISFY ITSELF AS TO THE ENVIRONMENTAL AND PHYSICAL CONDITION OF AND CONTRACTUAL ARRANGEMENTS AFFECTING THE INTERESTS AND THE PROPERTIES.

     9.9 Knowledge of Sellers' Breach. As of the date of this Agreement, none of Buyer Group has knowledge of any breach by Sellers of any of the representations and warranties in Articles 8.1 and 8.2.

ARTICLE 10.  ADDITIONAL COVENANTS

     10.1 Subsequent Operations. Sellers make no representations or warranties to Buyer as to the retention of operatorship of any LP-operated Properties, except as set forth in Article 8.2(m). Buyer acknowledges that the rights and obligations associated with operatorship of the Properties are governed by the applicable agreements and that operatorship of the Properties will be decided in accordance with the terms of said agreements. Prior to Closing, Sellers agree to cause the LP to use reasonable efforts to be retained as operator of the LP-operated Properties to the extent applicable and to the extent permitted by the applicable agreements.

     10.2 Rights-of-Way and Surface Leases. At and after Closing, Sellers may consult with Buyer, and Buyer will consider any reasonable request by Sellers for a non-exclusive right-of-way and surface lease on, over and through the Properties (including, but not limited to, pipeline, utility and road usage rights-of-way, facility surface leases and all necessary or desirable rights of ingress and egress) necessary or desirable to allow Sellers (and their Affiliates) to continue to conduct operations on, over and across the Properties associated with Sellers' other assets to the extent such operations do not materially interfere with operations of the LP; provided, however, that Sellers (and their Affiliates) shall retain all liability associated with use of such right-of-way and surface lease and shall indemnify, defend and hold harmless Buyer and the LP against any Third Party Claims associated therewith; and provided, further, that neither Buyer nor the LP shall be obligated to expend any money or to contract with any Third Party to provide any such right-of-way or surface lease. Buyer and Sellers shall enter into mutually acceptable agreements to further delineate any rights which may be granted hereafter.

     10.3 Buyer's Acknowledgement of Obligations. Except for matters for which Sellers are obligated to indemnify Buyer Group pursuant to Articles 6.2, 6.3 or 6.4, and except for other matters that are Sellers' or any of their respective Affiliates' express obligations under this Agreement or any of the Operative Documents, Buyer acknowledges that the LP is responsible,

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and Buyer, Buyer LP and Buyer Member shall have no recourse against Sellers, for all of the LP's debts, liabilities, commitments, duties and obligations, including, without limitation, those arising under, related to, or in connection with the ownership, operation or use of the Assets or the business of the LP. Effective as of the Closing Date, Buyer shall cause the LP to expressly assume all Environmental Claims and Remediation Costs attributable to Sellers' ownership and operation of the Properties (other than Third Party Claims relating to exposure of individuals to Hydrocarbon or non-Hydrocarbon substances, including, without limitation, medical and health-related costs and expenses and Claims of injury or death of any individual or liability therefor, to the extent such Claims relate to exposure during the period prior to the Formation Date), without limiting the indemnities and retention of liability by Sellers in Article 6, pursuant to a written assumption instrument in form and substance satisfactory to Sellers and Buyer to be executed and delivered at Closing.

     10.4 Use of Certain Facilities. Buyer acknowledges that the pollution abatement and control facilities listed on Exhibit J attached hereto (the "Pollution Control Facilities") which are included in the Properties were constructed and equipped with the proceeds from the sale of (a) $93,000,000 of Adjustable Rate Pollution Control Revenue Bonds issued by Hockley County Industrial Development Corporation, due 2014, (b) $56,800,000 of Adjustable Rate Pollution Control Revenue Bonds issued by Hockley County Industrial Development Corporation, due 2019, and (c) $5,645,000 of Adjustable Rate Pollution Control Revenue Bonds issued by Yoakum County Industrial Development Corporation, due 2019 (collectively, the "Pollution Control Bonds"). The Parties agree that such Pollution Control Bonds are not being assumed by Buyer pursuant to or in connection with this Agreement, and that such Pollution Control Bonds are being retained by Amoco LP Sellers or their Affiliates. Buyer hereby covenants and agrees that from and after the Closing Date, it shall (1) cause the LP to use the Pollution Control Facilities exclusively as pollution control facilities in accordance with Section 103(b)(4)(F) of the Internal Revenue Code of 1954, as amended, and in full compliance with the use requirements set forth in the applicable agreements (copies of which will be provided to Buyer by Amoco LP Sellers) and other Tax certifications relating to the Pollution Control Bonds, and (2) use reasonable efforts to substantially comply with all material provisions of the applicable agreements securing the Pollution Control Bonds relating to the operation, maintenance, insurance, use, removal of liens, payment of Taxes and keeping of records with respect to the Pollution Control Facilities. Prior to Closing, Sellers shall furnish Buyer with copies of the applicable agreements and Tax certifications. Buyer agrees that the provisions of this Article 10.4 shall be binding upon (i) any successors and assigns of Buyer, (ii) any transferee of all or any portion of the Pollution Control Facilities, and (iii) any grantee of rights of use and/or operation thereof. Buyer further agrees that it will cooperate with Amoco LP Sellers in any refunding of the Pollution Control Bonds by providing Amoco LP Sellers with any information reasonably requested by Amoco LP Sellers that is necessary to issue any such refunding bonds on a Tax-exempt basis.

     10.5 Covenants of Sellers. Except to the extent consented to in writing by Buyer or as contemplated by this Agreement or as contemplated by existing work programs and budgets that have been approved by the LLC Managers Committee (as defined in the LLC Agreement), Sellers agree that from the date hereof until
Closing:

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     (a) each of LP Sellers and LLC Sellers shall maintain their proportionate ownership of the LP and the LLC, respectively;

     (b) Sellers will cause the LP to:

          (i) cause the Properties to be operated and maintained in a good and workmanlike manner consistent with prudent oilfield practices in all material respects, and will pay or cause to be paid all costs and expenses in connection therewith, subject to Article 10.5(c), (ii) conduct its business, operations, activities and practices in all material respects only in the ordinary course of business and consistent with past practice subject to Article 10.5(c), (iii) comply in all material respects with all Laws of all Governmental Authorities which are applicable to the LP and the Assets, (iv) perform and comply in all material respects with all of the material covenants and conditions contained in agreements relating to the Assets, (v) pay all Taxes and assessments with respect to the Assets which become due and payable prior to the Closing Date, and (vi) advise and consult with Buyer on all material matters relating to the Assets, including, without limitation, all proposed authorizations for expenditures in excess of Five Million Dollars ($5,000,000), farmout or farmin proposals or agreements, and amendments to agreements; and

     (c) Sellers will cause the LP not to:

          (i) enter into, adopt, or (except as may be required by Law or contemplated by this Agreement, or requested by Buyer, or as is disclosed in Article 12.3(g)) amend any bonus, profit sharing, compensation, severance, termination, pension, retirement, deferred compensation, employment, or other employee benefit agreement relating to Personnel, or
     (ii) increase the compensation, bonus, or fringe benefits of Personnel, except for increases in salaries or wages made in the ordinary course of business consistent with past practice;

          (ii) fail to maintain its partnership existence or institute proceedings for its merger, consolidation or dissolution;

          (iii) incur any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) in excess of Two Million Dollars ($2,000,000) except items incurred in the ordinary course of business and consistent with past practice (counting liabilities or obligations arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability);

          (iv) permit, allow or suffer any of its Assets (tangible or intangible), having a value in excess of Two Million Dollars ($2,000,000), to be subjected to any encumbrance, other than Permitted Encumbrances;

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          (v) cancel any indebtedness or waive any Third Party Claims or rights having a value in excess of Two Million Dollars ($2,000,000);

          (vi) sell, transfer or otherwise dispose of any of its Assets (tangible or intangible) having a value in excess of Two Million Dollars ($2,000,000);

          (vii) enter into, terminate or amend any Contract in excess of Two Million Dollars ($2,000,000) for the purchase or sale of Hydrocarbons which is not cancelable on notice of not longer than ninety (90) days without liability, penalty or premium;

          (viii) except as disclosed on Part II of Exhibit M, enter into, terminate or amend any material Contract with Affiliates or any other material Contract with non-Affiliates, other than, in the case of Contracts with non-Affiliates, in the ordinary course of business and consistent with past practices;

          (ix) enter into, amend or terminate any collective bargaining or labor agreement;

          (x) make any single capital expenditure or commitment in excess of Two Million Dollars ($2,000,000) for additions to property, plant, equipment or intangible capital assets or for any other purpose, or make aggregate capital expenditures or commitments in excess of Ten Million Dollars ($10,000,000) for additions to property, plant, equipment or for any other purpose;

          (xi) make any material change in any method of accounting or accounting practice or policy;

          (xii) without notice to Buyer (and the Parties agree that Buyer shall have no consent rights with respect hereto), voluntarily permit any leases or other material rights with respect to the Properties to expire, waive or release any material rights with respect to such Properties, or relinquish its position as operator with respect to any Property, except in each case in the ordinary course of business;

          (xiii) without the consent of Buyer, voluntarily permit any leases or other material rights with respect to the Properties to expire or waive or release any material rights with respect to such Properties or relinquish its position as operator with respect to any Property, in each case outside the ordinary course of business;

          (xiv) commence any drilling, reworking or completing or similar operations on the Properties (except emergency operations and operations required under presently existing contractual obligations);

          (xv) pay or provide for any loan (other than through the LP's current Revolving Credit and Cash Management Agreements), repayment of loan or other extraordinary payment or advance of any nature whatsoever to any Seller or any Affiliate of any Seller; or

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          (xvi) agree, whether in writing or otherwise, to do any of the foregoing.

     10.6 No-Shop. From and after the date hereof and prior to the earlier of Closing or termination of this Agreement as permitted under Article 15, Sellers shall not, and shall cause their Affiliates, the LP and the LLC not to, conduct any discussions with any Third Party with respect to any proposal for a merger, consolidation, sale of a substantial portion of assets, securities or other interest, tender offer or any similar transaction or business combination involving the LP, the LLC or the Properties or any other transaction which would conflict with the intent of this Agreement (collectively, an "Acquisition Transaction"). In addition, Sellers shall not, and shall cause their Affiliates, the LP and the LLC not to, nor will any of them authorize or permit any of their respective officers, directors or employees or any attorneys, accountants, investment bankers or other representatives retained by any of them to, directly or indirectly, solicit or encourage (including by way of furnishing information) any inquiries or the making of any proposal which it is reasonably expected may lead to any Acquisition Transaction.

     10.7 Financial Reporting Requirements. Each Seller shall, and shall cause its Affiliates to, take reasonable measures to provide information pertaining to the LP or the Assets and cooperate and assist Buyer (upon request by Buyer and at Buyer's expense) in the preparation of financial information pertaining to the LP or the Assets required by Buyer or its Affiliates in connection with reports, registration statements and other filings to be made by any of them related to the LP, the LLC, or these transactions with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including obtaining customary consents and comfort letters from the LP's statutory auditors and customary legal opinions.

     10.8 Certain Tax Refunds. Promptly following receipt of each refund listed below (provided that such refund is final and nonappealable by or on behalf of the State of Texas), Buyer will pay to Sellers an amount equal to any net refund from the State of Texas for overpayment of severance Taxes and interest, if any as filed by the LP as follows (but only with respect to overpayment for periods prior to the Settlement Date):

                  Date          Properties

                12/3/98         Ector, N. Cowden, Foster, GS
                12/4/98         Headlee Devonian
                2/22/99         Crossett, Tippett
                10/20/99        Wasson ODC, Levelland, Slaughter, Anton Irish,
                                Mallett and Glasscock

     10.9 Further Assurances. From time to time after Closing, upon reasonable request by Buyer, Sellers shall cause to be executed corrective conveyances of real property without warranty and corrective assignments and bills of sale of tangible personal property without warranty necessary to give full effect to the transfer to the LP of the interests of Sellers Group (other than Excluded Assets) in the Assets as of the Formation Date as contemplated by the

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instruments entitled "General Conveyance, Assignment and Bill of Sale" and
"Conveyance, Assignment and Bill of Sale" executed by or on behalf of one or more members of Sellers Group and effective on or about the Formation Date.

     10.10 Non-Solicitation of Employees. For a period of twenty-four (24) months after Closing, no member of Seller Group shall offer employment to any employee of the LP except for (i) any employee who has been discharged by the LP; (ii) any employee who has terminated his employment with the LP (other than through inducement by any member of Sellers Group); or (iii) any employee who seeks employment with any member of Sellers Group (other than through inducement by any member of Sellers Group). For a period of one (1) year following the Closing Date, should any Personnel who are then in the employment of Buyer or its Affiliates apply for employment with one of Sellers and should such Seller make an offer of employment to such Personnel, such Seller shall notify Buyer that it has made such an offer of employment and such offer shall not be effective for thirty (30) Days following the date that such Seller so notified Buyer. Notwithstanding anything herein to the contrary and except as otherwise set forth in the Letter of Agreement concerning Reemployment of Certain Employees by Parent Company dated February 28, 1997, by and between SWEPI and the LP, Shell Oil Company for itself and its Affiliates, shall have the right, but not the obligation, to accept applications of employment submitted by any Personnel who are named in the above-identified letter, and to extend offers of employment to such Personnel: (x) at any time, if they are then no longer employed by Buyer or its Affiliates, or (y) if they are then employed by Buyer or its Affiliates, at any time after the end of the sixty (60) Day period following the execution of this Agreement.

     10.11 Actions at Closing Date. On the Closing Date:

     (a) Buyer will (i) cause Buyer LP to execute and deliver the Restated LP Agreement, (ii) cause Buyer Member to execute and deliver the Restated LLC Agreement, (iii) cause the LP to (A) enter into the Debt Financing Agreements,
(B) make the Special Distribution as described in Section 3.2 of the Restated LP Agreement in a Dollar amount equal to the aggregate Amoco Outside Basis and Shell Outside Basis, (C) deliver the Dollar amount equal to the face amount of the Amoco Affiliate Note to the Amoco Borrower concurrently with receipt of the Amoco Affiliate Note, and (D) deliver the Dollar amount equal to the face amount of the Shell Affiliate Note to the Shell Borrower concurrently with receipt of the Shell Affiliate Note, (iv) cause the LLC to execute and deliver the Restated LP Agreement, and (v) execute and deliver the Occidental Agreement.

     (b) Amoco DT will execute and deliver the Restated LLC Agreement.

     (c) The Amoco LP Sellers will execute and deliver the Restated LP Agreement and the Occidental Agreement.

     (d) The Shell LP Sellers will execute and deliver the Restated LP Agreement and the Occidental Agreement.

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     (e) Amoco Sellers will cause (i) the Amoco Borrower to execute and deliver the Amoco Affiliate Loan and the Amoco Affiliate Note and (ii) the Amoco Guarantor to execute and deliver the Amoco Guarantee.

     (f) Shell Sellers will cause (i) the Shell Borrower to execute and deliver the Shell Affiliate Loan and the Shell Affiliate Note and (ii) the Shell Guarantor to execute and deliver the Shell Guarantee.

     10.12 Certain Pre-Closing Procedures. From and after the date of this Agreement and until Closing or termination of this Agreement, Buyer and Sellers agree that the following procedures will be followed:

     (a) If any member of Buyer's Negotiating Team has or obtains actual knowledge of any event(s), fact(s), condition(s) and/or circumstance(s) that lead or reasonably should lead any such member to believe that there is a reasonable probability that any of the Buyer's conditions precedent to Closing (Articles 13.2 and 13.3) will not be satisfied (a "Possible Condition Precedent Failure"), then Buyer will promptly notify Sellers of the event(s), fact(s), condition(s) and/or circumstance(s) underlying such Possible Condition Precedent Failure in order that Sellers will have the opportunity to cure or correct such underlying event(s), fact(s), condition(s) or circumstance(s). As used above, Buyer's Negotiating Team consists of the Persons named on Part I of Exhibit P.

     (b) If any member of Sellers' respective Negotiating Teams has or obtains actual knowledge of any event(s), fact(s), condition(s) and/or circumstance(s) that lead or reasonably should lead any such member to believe that a Possible Condition Precedent Failure will occur with respect to any of Sellers' conditions precedent to Closing (Articles 13.1 and 13.3), then Sellers will promptly notify Buyer of the event(s), fact(s), condition(s) and/or circumstance(s) underlying such Possible Condition Precedent Failure in order that Buyer will have the opportunity to cure or correct such underlying event(s), fact(s), condition(s) and/or circumstance(s). As used above, Sellers' respective Negotiating Teams consist of the Persons named on Part II of Exhibit P.

     (c) If any member of Buyer's Negotiating Team, on the one hand, or if any member of either of Sellers' respective Negotiating Teams, on the other hand (in any case, a "First Party") has or obtains actual knowledge of fact(s), event(s), condition(s) and/or circumstance(s) that lead or reasonably should lead any such member to believe that there may be a Possible Condition Precedent Failure of the other Party, then the First Party will promptly notify the other Party(ies).

     (d) Notice given under any of subparagraphs (a), (b) or (c) above (i) will not operate to modify the rights and obligations of the Parties with respect to Closing, (ii) will not operate as a notice of Closing, and (iii) will not modify the provisions of Article 15.1. The giving or failing to give any such notice will not affect the Parties' other rights and obligations under this Agreement, including, without limitation, the Parties' rights with respect to indemnification or breach of representation or warranty.

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     10.13 Additional Software Rights. If Closing occurs, upon request from the
LP within sixty (60) Days after Closing, Sellers will procure within sixty (60) Days on behalf of the LP and at no cost to the LP, licenses enabling the LP to use the following software in the same manner and to the same extent as the LP has been using the software during the period ending six (6) months prior to
Closing:

       VENDOR                      SOFTWARE                        DESCRIPTION
       ------                      --------                        -----------
Landmark Graphics Corp.         Petroworks              Petro Physical Analysis/99 version or later
Landmark Graphics Corp.         Open Vision             Visualization of ZMAP Data/99 version or later
Landmark Graphics Corp.         SEIS 2D                 Seismic 2D Processing/99 version or later
Landmark Graphics Corp.         Strata Model            Reservoir Analysis/99 version or later
Schlumberger/Geoquest           OFM                     Oil Field Manager/99 version or later

ARTICLE 11.  HSR ACT

     11.1 HSR Filings. If compliance with the HSR Act is required in connection with the transactions contemplated under this Agreement, as promptly as practicable and in any event not more than fifteen (15) Business Days following the date on which the Parties have executed this Agreement, Amoco Sellers will cause their ultimate parent to, and Buyer will, file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and will as promptly as practicable furnish any supplemental information which may be requested in connection therewith. Amoco Sellers will cause their ultimate parent to, and Buyer will, request expedited treatment (i.e., early termination) of such filing. Buyer and Amoco Sellers shall use commercially reasonable efforts to make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required by this Article 11.1.

ARTICLE 12.  PERSONNEL

     12.1 Employee List. Promptly after execution of this Agreement, Sellers will make available to Buyer (a) a list of all employees of the LP ("Personnel") (such list shall be updated as of the Closing Date), and (b) a copy of all benefit and pay plans, policies, programs, practices, and Sellers shall, and shall cause the LP to, and the LP will use reasonable efforts to obtain other related written employee benefit communications applicable to Personnel (attached as Exhibit K-1). Upon Buyer's request, Sellers will make available to Buyer records or such other materials or information as Buyer shall reasonably need prior to the Closing Date to effectuate the terms of this Agreement; provided, however, that in no event shall Sellers or the LP be required to provide to Buyer prior to the Closing Date, with respect to any Personnel, any individual medical or medical benefits claim information or any individual Personnel files. Buyer shall be granted access to individual benefit and pay plan data for the purpose of verifying benefit plan enrollment, participation and benefit levels, subject to the execution of an agreed confidentiality agreement that will limit access to designated employees and agents of Buyer. In addition, Seller shall cause the LP to provide reasonable access to Personnel in a manner mutually agreed to by Buyer and Sellers. Buyer agrees to comply, and to cause its Affiliates to comply, with the terms and conditions set forth in this
Article 12. Beginning on the Closing Date, subject to the other

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provisions of this Article 12, Buyer shall employ or cause its Affiliates to employ all Personnel included on the list identified in this Article 12.1.

     12.2 Employee Benefits. (a) Effective as of the Closing Date, Buyer will assume sole responsibility for the administration, funding, sponsorship and maintenance or termination of all of the benefit plans, policies, programs and practices of the LP identified on Exhibit K-1. Thereafter, except as set forth in Exhibit K-2, in Buyer's sole and absolute discretion, Buyer may (i) offer or cause its Affiliates to offer Personnel enrollment in some or all of Buyer's employee benefit programs, including Buyer's retirement plans and health and welfare programs, that are offered to similarly situated employees of Buyer,
(ii) continue or cause its Affiliates to continue some or all of the benefits listed on Exhibit K-1, or (iii) implement or cause its Affiliates to implement a combination of (i) and (ii). Buyer may terminate or continue or cause its Affiliates to terminate or continue any LP benefit program or plan for any length of time and any costs associated with the continuation or termination of these programs and plans will be solely at the LP's expense. Notwithstanding anything herein to the contrary, Buyer shall provide or cause its Affiliates to provide a package of employee benefit plans, programs, policies, and practices that is the same as that provided to similarly situated employees of Buyer, subject to necessary differences based on geography, availability or other circumstances which may require specially designed incentive programs.

     (b) At Buyer's request, Sellers shall cause the Managers Committee of the LLC to approve an appropriate resolution by which the Altura Savings Plan, established pursuant to Section 401(k) of the Code (the "Altura Savings Plan"), shall be terminated immediately prior to the Closing Date. Sellers' obligations shall not extend beyond causing the Managers Committee of the LLC to approve the resolution necessary to terminate the Altura Savings Plan. Thereafter, Buyer shall be solely and completely responsible for taking all steps necessary to effectuate the termination of the Altura Savings Plan, and BUYER SHALL CAUSE THE LP TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS FROM ANY AND ALL LIABILITY ASSOCIATED WITH SUCH ACTION. In the event that Buyer does not request Sellers to take the action described in this Article 12.2(b), Buyer shall be responsible for the Altura Savings Plan as set forth in Article 12.2(a) above.

     (c) No physical examination or other proof of insurability will be required for initial enrollment by Personnel in any benefit program or plan of Buyer except physical examinations normally required by a Third Party as a condition to additional levels of life insurance coverage above four times base salary (in total). Buyer shall waive or cause its Affiliates to waive all coverage exclusions and limitations relating to waiting periods or pre-existing condition exclusions to coverage or evidence of insurability with respect to such enrollment by Personnel or their dependents, except as noted above.

     (d) With respect to Buyer benefit plans, policies, programs or practices (the "Buyer Benefit Plans") in which Personnel participate, Buyer shall grant or cause its Affiliates to grant to all Personnel, from and after the Closing Date, credit for all service credited by Sellers or the LP under the ERISA Plans or the Non-ERISA Plans prior to the Closing Date for seniority, eligibility to participate, eligibility for benefits, for the forms and levels of benefits, for benefit accrual and for vesting purposes. To the extent Buyer Benefit Plans provide medical or dental welfare benefits, such plans shall waive any preexisting conditions and actively at work

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exclusions with respect to Personnel (but only to the extent such Personnel were provided coverage under the ERISA Plans or the Non-ERISA Plans) and shall provide that any expenses incurred on or before the Closing Date by or on behalf of any Personnel shall be taken into account under the Buyer Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     (e) Buyer will be responsible for providing either on its own or through the LP the group health plan continuation coverage pursuant to Section 4980B of the Code, and Sections 601 through 609 of ERISA for all Personnel and retirees of the LP and their eligible dependents and will cover such Personnel and retirees under either its own or the LP's group health plan to accommodate this requirement. BUYER RELEASES SELLERS FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD SELLERS HARMLESS FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS TO THE EXTENT RELATING TO EVENTS THAT OCCURRED WHILE PERSONNEL AND RETIREES ARE EMPLOYED BY THE LP UNDER THE PROVISIONS OF SECTION 4980B OF THE CODE OR SECTIONS 601 THROUGH 609 OF ERISA WITH RESPECT TO ANY PERSONNEL, RETIREES OF THE LP OR DEPENDENT OR SPOUSE OF SUCH PERSONNEL OR RETIREE, WHO HAD OR HAS A "QUALIFYING EVENT" (WITHIN THE MEANING OF SECTION 4980B(F)(3) OF THE
CODE) DURING EMPLOYMENT WITH THE LP.

     (f) Sellers and Buyer agree to cooperate with each other in all reasonable respects and, as and when requested by the other Party, agree to execute and deliver, or cause to be executed and delivered, all such documents and instruments as such Party shall reasonably deem necessary or desirable to consummate any of the employee benefit obligations contemplated under this Agreement. After execution of this Agreement, Sellers and the LP shall confer with Buyer before making any oral or written communication to employees relating to employment or benefit matters that concern Buyer's potential activities from and after the Closing Date. Buyer shall be provided the opportunity to review and revise any written communications to Personnel that relate to such matters.

     (g) Sellers have disclosed that the LP has proposed to (i) amend the qualified Altura Savings Plans and the qualified Altura Defined Benefit Plan to provide for immediate vesting of certain participants and (ii) approve the design and financial obligations under the special divestment incentive program. It is understood that the foregoing amendments shall not be subject to the limitations in Article 10.5 of this Agreement. Buyer acknowledges that the LP is an on-going business entity that may need to modify and administer and maintain various policies, procedures, or programs at times in the ordinary course of business. Nothing in Article 10.5 of this Agreement is intended to prohibit the LP from taking such action in the ordinary course of business. Sellers agree that Buyer will be notified and consulted prior to any change contemplated by this subsection.

     (h) Buyer and Sellers agree that certain additional Personnel benefit matters are set forth in Exhibit K-2.

     12.3 Post-Employment Medical. (a) The LP has maintained a Post-Employment Medical Plan for its employees and, at the time of Closing, there are certain former employees of the LP who are no longer employed by the LP but are eligible for the LP's Post-Employment

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Medical Plan. Buyer will continue the LP's Post-Employment Medical Plan or alternatively will extend or will cause its Affiliates to extend the coverage of its Medical Care Plan applicable to its retirees to the LP's former employees covered under the LP's Post-Employment Medical Plan, and will waive any preexisting conditions provisions, proof of good health, evidence of insurability, minimum age and service requirements for this benefit, and will also allow persons who are former employees of the LP as of the Closing Date to obtain coverage under the Buyer Medical Care Plan on the same terms and conditions as are available to Buyer's retirees except that no coverage shall be provided to such former employees from and after their attainment of age 65.

     (b) Buyer shall not assume any obligation to provide post-employment retiree medical coverage to Personnel who were eligible to retire from one of Sellers or an Affiliate of one of Sellers at the time such Personnel terminated employment with Sellers or one of their Affiliates.

     (c) In addition to Buyer's normal eligibility requirements for retiree medical coverage, eligibility of Personnel for such coverage from and after age 65 shall require at least five years of actual service with Buyer from and after the Closing Date.

     (d) Buyer shall modify its retiree medical plan to provide eligibility for coverage for Personnel who are credited with at least fifteen (15) years of vesting service under the Altura Savings Plan and have attained at least fifty
(50) but not more than fifty-four (54) years of age, determined as of the Closing Date; provided that such coverage shall otherwise be subject to all of the terms and conditions of Buyer's retiree medical plan. Should such Personnel retire prior to attaining five (5) years of actual service with Buyer from and after the Closing Date, their eligibility for post retirement medical coverage would be limited to coverage through age 64.

     12.4 WARN Act. Buyer represents and warrants that there will be no major employment losses of Personnel as a consequence of the transactions contemplated by the Agreement that might trigger obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (the "WARN Act"), or under any similar provision of any federal, state, regional, foreign, or local Law (referred to collectively as "WARN Obligations") during the first sixty (60) Days from and after the Closing Date.

     12.5 Liabilities and Indemnifications. (a) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IF CLOSING SHALL OCCUR, FROM AND AFTER THE CLOSING DATE, EXCEPT AS OTHERWISE PROVIDED IN ARTICLES 6.2, 6.3, OR 6.4, BUYER SHALL CAUSE THE LP TO DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLERS, THEIR OFFICERS, DIRECTORS AND EMPLOYEES AND AFFILIATES, FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, CLAIMS, SUITS, LIABILITIES, JUDGMENTS AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS' FEES AND OTHER COSTS OF LITIGATION), AND ANY FINES, PENALTIES AND ASSESSMENTS, ARISING OUT OF CLAIMS BY PERSONNEL THAT ARISE PRIOR TO, ON, OR AFTER THE CLOSING DATE, BUT ONLY TO THE EXTENT THAT SUCH CLAIMS RELATE TO THEIR PERIOD OF EMPLOYMENT WITH, OR THE TERMINATION OF THEIR EMPLOYMENT FROM THE LP; PROVIDED, HOWEVER,

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THAT THIS ARTICLE 12.5 SHALL NOT LIMIT SELLERS' OBLIGATIONS UNDER ARTICLE 10.5
OR BUYER'S RIGHTS WITH RESPECT TO ARTICLE 8.2.

     (b) IF CLOSING SHALL OCCUR, FROM AND AFTER THE CLOSING DATE, EXCEPT AS OTHERWISE PROVIDED IN ARTICLES 5.3, 6.2, 6.3, OR 6.4, WITH RESPECT TO ALL WORKERS' COMPENSATION (HEREINAFTER "COMPENSATION CLAIMS") FILED WITH AN APPROPRIATE AGENCY BY ANY LP EMPLOYEE PRIOR TO, ON, OR AFTER THE CLOSING DATE (SUCH EMPLOYEES ARE, FOR PURPOSES OF THIS PARAGRAPH, HEREINAFTER COLLECTIVELY REFERRED TO AS "CLAIMING EMPLOYEE"), OR BY THE SPOUSE, DEPENDENT(S) OR PERSONAL REPRESENTATIVE OF SUCH CLAIMING EMPLOYEE WHICH IS FILED PRIOR TO, ON, OR AFTER THE CLOSING DATE, BUYER SHALL CAUSE THE LP TO PROCESS, DEFEND AND BE RESPONSIBLE FOR, AND SHALL INDEMNIFY SELLERS AGAINST ANY SUCH COMPENSATION CLAIM WHETHER THE INCIDENT OR ALLEGED INCIDENT GIVING RISE TO THE COMPENSATION CLAIM OCCURRED PRIOR TO, ON, OR AFTER THE CLOSING DATE, BUT ONLY TO THE EXTENT SUCH COMPENSATION CLAIM RELATES TO THE CLAIMING EMPLOYEE'S PERIOD OF EMPLOYMENT WITH THE LP; PROVIDED, HOWEVER, THAT THIS ARTICLE 12.5 SHALL NOT LIMIT SELLERS' OBLIGATIONS UNDER ARTICLE 10.5 OR BUYER'S RIGHTS WITH RESPECT TO ARTICLE 8.2.

     (c) FROM AND AFTER THE CLOSING DATE, SELLERS SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER GROUP (INCLUDING THE LLC AND THE LP) FROM AND AGAINST THE CLAIMS OF PERSONNEL OR THEIR SPOUSES, DEPENDENTS OR PERSONAL REPRESENTATIVES DESCRIBED IN PARAGRAPHS (a) AND (b) ABOVE, BUT ONLY TO THE EXTENT SUCH CLAIMS RELATE TO PERIODS PRIOR TO PERSONNEL'S PERIOD OF EMPLOYMENT WITH THE LP OR ANY SUBSEQUENT PERIOD OF EMPLOYMENT WITH SELLERS OR THEIR AFFILIATES.

     (d) Any liability or obligation under any plan, program, policy or practice of the LP as identified in Exhibit K-1, to pay benefits or claims - including, without limitation, claims for pension benefits, health, dental, life, accidental death, disability, and related benefits - for services rendered to the LP prior to, on, or after the Closing Date with respect to anyone employed by the LP at any time, or his or her spouse, or his or her dependents or beneficiaries, shall remain the responsibility of the LP and Buyer.

     12.6 Conflicts. In the event of any conflict between this Article 12 and the other provisions of this Agreement or any ancillary agreements insofar as they relate to employment with the LP and the LP's employee benefits matters, the terms and conditions of this Article 12 shall govern.

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

ARTICLE 13.  CONDITIONS PRECEDENT TO CLOSING

     13.1 Conditions Precedent to Sellers' Obligation to Close. Sellers will consummate the sale of the Interests as contemplated by this Agreement on the Closing Date, provided the following conditions precedent and those in Article
13.3 have been satisfied or have been waived by Sellers:

     (a) the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects at and as of Closing as though such representations and warranties were made at such time; and

     (b) that Buyer has complied in all material respects with all covenants and obligations contained in this Agreement to be performed or complied with by Buyer prior to Closing.

     13.2 Conditions Precedent to Buyer's Obligation to Close. Buyer will consummate the purchase of the Interests as contemplated by this Agreement on the Closing Date, provided the following conditions precedent and those in
Article 13.3 have been satisfied or have been waived by Buyer:

     (a) The Specified Representations and Warranties are true and correct in all material respects at and as of Closing as though such Specified Representations and Warranties were made at such time. The representations and warranties (other than the Specified Representations and Warranties) of Sellers contained in this Agreement are true and correct at and as of Closing as though such representations and warranties were made at such time, except for breaches of such representations and warranties (other than the Specified Representations and Warranties) that, individually or in aggregate, would not have a material adverse effect on the business, operation, financial condition or results of operations of the LP, taken as a whole, or on the transactions contemplated hereunder; provided that for purposes of this Article 13.2(a), the Dollar amounts and other materiality qualifiers in such representations and warranties shall be disregarded; and provided further that this Article 13.2(a) shall not modify any post-Closing remedies for the representations and warranties in this Agreement or the remedies set forth in Article 15.2; and

     (b) that Sellers have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Sellers prior to Closing.

     13.3 Conditions Precedent to Obligation of Each Party to Close. The Parties will consummate the sale and purchase of the Interests as contemplated in this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by the applicable Party:

     (a) if applicable, consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice;

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     (b) receipt from any Governmental Authority having appropriate jurisdiction consenting to and approving the consummation of, and providing any authorization required in connection with, the transactions contemplated under the terms of this Agreement (except for those governmental consents and approvals customarily obtained subsequent to the consummation of transactions of this type);

     (c) there shall be no legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated under the terms of this Agreement; and

     (d) there shall be no order (including temporary restraining order), non-appealable final order, decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.

ARTICLE 14.  THE CLOSING

     14.1 Closing. Closing shall take place at 10:00 a.m., Houston time, at the Houston office of Baker Botts L.L.P., 910 Louisiana, Houston, Texas, 77002, on the Closing Date. Sellers shall notify Buyer of the Closing Date at least three
(3) Business Days prior thereto. Sellers will jointly provide Buyer with wiring instructions designating the account or accounts to which the Closing Amount is to be delivered, specifying how the Adjusted Purchase Price, as estimated pursuant to Article 4.3, is to be allocated among Sellers.

     14.2 Obligations of Sellers at Closing. At Closing, Sellers will deliver or cause to be delivered to Buyer, unless waived by Buyer, the following:

     (a) a document executed by an authorized officer or an Attorney-in-Fact of each LLC Seller assigning its LLC Interest in substantially the form of the Assignment of Limited Liability Company Interest. This document will be executed and acknowledged in five (5) multiple originals or such greater number as agreed between the Parties;

     (b) a document executed by an authorized officer or an Attorney-in-Fact of each LP Seller assigning its LP Interest in substantially the form of the Assignment of Partnership Interest. This document will be executed and acknowledged in ten (10) multiple originals or such greater number as agreed between the Parties;

     (c) eleven (11) originals of the Certificate executed by an authorized officer or an Attorney-in-Fact of each Seller;

     (d) eleven (11) originals of the Non-Foreign Affidavit executed by an authorized officer or an Attorney-in-Fact of each Seller;

     (e) any necessary consents from the partners of the LP and the members of the LLC required for the transfer of the Interests;

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     (f) copies of the documents executed in accordance with Part II of Exhibit
M, in a mutually agreeable form (except with respect to documents that do not bind or have any effect on the LP, the LLC, or Buyer), which (1) caused the termination of certain LP formation documents and certain other contracts, and/or (2) caused the amendment or modification of certain provisions of certain LP formation documents and certain other contracts, and/or (3) release members of the LLC management committee from certain liabilities to the LP;

     (g) eleven (11) originals of an opinion of counsel executed by an authorized attorney for each of Sellers and resolutions of each Seller's Board of Directors authorizing the transactions contemplated by this Agreement (including designation of the persons authorized to execute this Agreement on behalf of Sellers), both in a mutually agreeable form;

     (h) eleven (11) originals of the Operative Documents, other than the Amoco Affiliate Note and the Shell Affiliate Note, to which any member of Seller Group is a party; and

     (i) one (1) original of the Amoco Affiliate Note and one (1) original of the Shell Affiliate Note.

     14.3 Obligations of Buyer at Closing. At Closing, Buyer will deliver or cause to be delivered to Sellers, unless waived by Sellers, the following:

     (a) the Closing Amount by wire transfer;

     (b) the Assignment of Limited Liability Company Interest executed by an authorized officer or an Attorney-in-Fact of Buyer Member referred to in Article 14.2(a);

     (c) the Assignment of Partnership Interest executed by an authorized officer or an Attorney-in-Fact of Buyer LP referred to in Article 14.2(b);

     (d) eleven (11) originals of the Certificate executed by an authorized officer or an Attorney-in-Fact of Buyer;

     (e) eleven (11) originals of an opinion of counsel executed by an authorized attorney for Buyer and resolution of Buyer's Board of Directors authorizing the transaction contemplated by this Agreement (including designation of the persons authorized to execute this Agreement on behalf of Buyer), both in mutually agreeable forms; and

     (f) eleven (11) originals of the Operative Documents to which any member of Buyer Group is a party.

ARTICLE 15. TERMINATION

     15.1 Grounds for Termination. Subject to Article 15.2, this Agreement may be terminated (except for the provisions referenced in Article 15.2 below) at any time prior to Closing upon the occurrence of any one or more of the following:

     (a) by the mutual written agreement of the Parties;

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     (b) by any Party if the consummation of the transactions contemplated herein would violate any non-appealable final order, decree or judgment of any Governmental Authority having appropriate jurisdiction enjoining the consummation of the transactions contemplated herein;

     (c) by any Party if, under the HSR Act or otherwise, the Federal Trade Commission or the Department of Justice shall have commenced or threatened to commence any proceeding to delay or enjoin or seek substantial damages in respect of the transactions evidenced by this Agreement ("threatened," for purposes of this Article 15.1(c), means an actual vote of the Commissioners of the FTC to commence such a proceeding);

     (d) by any Party if consent to and approval of the consummation of, and providing any authorization required in connection with, the transactions contemplated under the terms of this Agreement (except for those governmental consents and approvals customarily obtained subsequent to transactions of this type) are required and not obtained from any Governmental Authority having appropriate jurisdiction; or

     (e) by any Party, if Closing has not occurred by the 120th Day following the date of this Agreement, through no breach of this Agreement by the terminating Party or its Affiliates.

     15.2 Effect of Termination. A Party shall not have the right to terminate this Agreement under Article 15.1 if it is then in breach of this Agreement. If this Agreement is terminated in accordance with Article 15.1, such termination will be without liability to any Party, except performance of the obligations contained in Articles 6.11, 15.3, 16.1, 17.1, 17.2, 17.3, 17.9, 17.10, 17.11,
17.12, 17.13, 17.14, 17.15, 17.16 and 17.18 (which provisions will survive termination of this Agreement) and except as expressly provided in this Article
15.2. If any Party terminates this Agreement pursuant to its rights under
Article 15.1, except as provided below in this Article 15.2, the Earnest Money, together with the net interest earned thereon, shall be returned to Buyer, and no Party shall have any liability to any other Party for such termination. If, prior to the 120th Day following the date of this Agreement, all of Buyer's conditions to Closing in Articles 13.2 and 13.3 have been satisfied and Sellers are ready, willing and able to Close the transactions contemplated hereby, and Buyer fails to Close such transactions on the Closing Date as set forth in Sellers' notice under Article 14.1, and Sellers terminate this Agreement, then Sellers shall be entitled to receive the Earnest Money, together with the net interest earned thereon, as liquidated damages for Buyer's breach and not as a penalty. If, prior to the 120th Day following the date of this Agreement, all of Sellers' conditions to Closing in Articles 13.1 and 13.3 have been satisfied, and Buyer is ready, willing and able to Close the transactions contemplated hereby, and Sellers fail to Close such transactions on or before the date that is three (3) Business Days after the satisfaction of all such conditions, and Buyer terminates this Agreement, Buyer shall be entitled to the return of the Earnest Money, together with the net interest earned thereon, and its actual damages arising out of Sellers' failure, subject to Article 6.8. If the Earnest Money is returned or delivered as provided above, then the remedies under this
Article 15.2 shall be the terminating Party's or Parties' exclusive remedy in respect of the non-terminating Party's or Parties' breach of this Agreement, and each Party hereby waives and releases any and other remedies it may have at law or in equity against the other Parties hereto.

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     15.3 Dispute over Right to Terminate. If there is a dispute between the
Parties over termination of this Agreement, Closing will not occur as scheduled. The Party who disputes the termination of the Agreement (or the right of a Party to terminate the Agreement) (the "Disputing Party") may, within thirty (30) Days of the date on which Closing was scheduled to occur, initiate binding arbitration in accordance with Article 16.1 to resolve the dispute. If the Disputing Party fails (for any reason) to initiate binding arbitration to resolve the dispute within such thirty (30) Day period, this Agreement will be deemed terminated at the expiration of such thirty (30) Day period (and the Parties, on behalf of themselves, their officers, directors, agents, employees, successors and assigns, irrevocably waive any and all Claims they may have against each other associated with the termination of this Agreement).

ARTICLE 16.  ARBITRATION

     16.1 Arbitration. Unless expressly provided otherwise in this Agreement, any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three (3) arbitrators, in accordance with the Commercial Arbitration Rules of the AAA, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Article will control the rights and obligations of the Parties. If there is another Arbitrable Dispute among the Parties pursuant to any agreement entered into at Closing that involves the same facts and parties as the facts and parties with respect to which an arbitration has been initiated pursuant to this Agreement, such dispute and any arbitration initiated in connection therewith shall be consolidated with the arbitration initiated pursuant to this Agreement. No other arbitration shall be consolidated with any arbitration initiated pursuant to this Agreement without the agreement of the Parties or parties thereto. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration may be initiated by either Sellers, acting collectively, or Buyer ("Claimant") serving written notice on Buyer or Sellers, respectively ("Respondent") that Claimant elects to refer the Arbitrable Dispute to binding arbitration. Sellers must act collectively as a group for all purposes under this Article 16.1. Claimant's notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within sixty (60) Days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the sixty (60) Day period, Claimant will name the arbitrator for Respondent's account. The two (2) arbitrators so chosen shall select a third arbitrator (who must have not less than seven (7) years experience as an oil and gas lawyer) within thirty (30) Days after the second arbitrator has been appointed. If the two arbitrators are unable to agree on a third arbitrator within sixty (60) Days from initiation of arbitration, then a third arbitrator shall be selected by the AAA office in Houston, Texas, with due regard given to the selection criteria above and input from the Parties and other arbitrators. The AAA shall select the third arbitrator not later than ninety (90) Days from initiation of arbitration. In the event AAA should fail to select the third arbitrator within ninety (90) Days from initiation of arbitration, then either Party may petition the Chief United States District Judge for the Southern District of Texas to select the third arbitrator. Due regard shall be given to the selection criteria above and input from the Parties and other arbitrators. Sellers will pay the compensation and expenses of the arbitrator named by or for them, and Buyer will pay the compensation and

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expenses of the arbitrator named by or for it. Sellers and Buyer will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must be neutral parties who have never been officers, directors or employees of the Parties or any of their Affiliates. Unless expressly provided otherwise in this Agreement, the two (2) arbitrators named by the Parties must have not less than seven (7) years experience in the oil and gas industry, and must have a formal education or training in the area of dispute (e.g., accounting for an accounting dispute, etc.). The hearing will be conducted in Houston, Texas and commence within thirty (30) Days after the selection of the third arbitrator. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators shall determine the Arbitrable Disputes of the Parties and render a final award in accordance with the substantive Law of the State of Texas, excluding the conflicts provisions of such Law. The arbitrators shall set forth the reasons for the award in writing. All statutes of limitations and defenses based upon passage of time applicable to any Arbitrable Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending. The terms hereof shall not limit any obligations of a Party to defend, indemnify, or hold harmless another Party against court proceedings or other Claims, losses, damages or expenses. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. A Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten
(10) Days after the appointment of the arbitrators and in no event for longer than sixty (60) Days. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. The arbitrators may not grant or award indirect, consequential, punitive or exemplary damages or damages for lost profits.

ARTICLE 17. MISCELLANEOUS

     17.1 Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid, (b) hand delivery or (c) facsimile transmission. A notice will be deemed effective on the date on which such notice is received by the addressee, if by mail or hand delivery, or on the date sent, if by facsimile (as evidenced by fax machine confirmation of receipt); provided, however, if such date is not a Business Day, then date of receipt will be on the next date which is a Business Day. No notice, waiver or consent of Sellers hereunder shall be effective unless executed by an authorized agent or officer of each Seller, whether by singular instrument or counterpart. Each Party may change its address by notifying the other Party in writing of such address change.

     If to any one or more Amoco Sellers:
                                c/o Amoco D.T. Company
                                501 Westlake Park Boulevard
                                Houston, Texas 77079
                                Attn:  Gary Paulson
                                Facsimile:  281-560-8850

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         With a copy to:        c/o Amoco X.T. Company
                                200 East Randolph Drive
                                Chicago, Illinois 60601
                                Attn: D. B. Pinkert
                                Facsimile:  312-856-4091

         If to any one or more Shell Sellers:
                                c/o SWEPI LP
                                P.O. Box 576
                                Houston, Texas 77001-0576
                                Attn:  W. van de Vijver
                                Facsimile:  713-241-7066

         With a copy to:        c/o Shell Exploration & Production Company
                                910 Louisiana Street
                                Houston, Texas 77002
                                Attn:  R. G. Ford
                                Facsimile:  713-241-7066

         If to Buyer:           Occidental Petroleum Corporation
                                10889 Wilshire Boulevard
                                Los Angeles, California 90024
                                Attn:  Donald P. de Brier, Executive Vice
                                President and General Counsel
                                Telephone:  310-443-6176
                                Facsimile:  310-443-6195

     17.2 Brokers, Agents and Finders. Sellers and Buyer have each retained separate financial advisors and service providers ("Advisors") in connection with the transactions contemplated by this Agreement. All fees and charges by the Advisors to Sellers shall be the responsibility of Sellers, and all fees and charges by the Advisors to Buyer shall be the responsibility of Buyer. The respective Advisors are not authorized to act on behalf of Sellers or Buyer, respectively, in the transactions contemplated by this Agreement. SELLERS RELEASE AND SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD BUYER GROUP, THE LP AND THE LLC HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ANY COMMISSIONS, FINDERS' FEES OR OTHER REMUNERATION DUE TO ANY BROKER, AGENT, FINDER OR ADVISOR CLAIMING BY, THROUGH OR UNDER SELLERS. BUYER RELEASES AND SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD SELLERS GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ANY COMMISSIONS, FINDERS' FEES OR OTHER REMUNERATION DUE TO ANY BROKER, AGENT OR FINDER CLAIMING BY, THROUGH OR UNDER BUYER. Each Party shall be responsible for and shall bear the expenses incurred by it in connection with negotiating and consummating the transactions contemplated by this Agreement.

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     17.3 Access. (a) Records. The Records are Assets of the LLC and the LP;
provided, however, Sellers may retain copies of any or all Records including originals of any income Tax Returns, reports or forms, and Buyer shall be provided with copies of such Tax Returns, reports or forms, only to the extent they relate to the LP's or the LLC's separate returns or separate Tax liability. Buyer will maintain and/or cause the LP and the LLC to maintain the Records for a period of ten (10) years after Closing and will afford Sellers full access to the Records as reasonably requested by any Seller. If Buyer, the LP or the LLC desires to destroy any Records within such ten (10) year period, such party shall notify Sellers in writing prior to such destruction and provide Sellers the opportunity to take possession of the same at Sellers' sole cost.

     (b) Access. (i) Subject to Article 17.3(c) and applicable operator or other Third Party approvals, which approval Sellers shall use reasonable efforts to secure, Sellers shall, and shall cause each other member of Sellers Group (including the LP and the LLC), to permit Buyer, at Buyer's risk and expense, to conduct inspections of the Properties at any reasonable times prior to Closing; provided, however, that unless Sellers give their prior written consent (which shall not be unreasonably withheld or delayed), Buyer may not conduct testing or sampling on the Properties. Sellers shall, and shall cause each other member of Sellers Group to, make available, at reasonable times and upon reasonable notice, to Buyer and its representatives (including, without limitation, attorneys, accountants, engineers, consultants and other agents of Buyer) for examination and copying such accounting, Tax, financial, technical, geological, geophysical, engineering, environmental, safety, legal, land, title and other information relating to the Properties insofar as same are in possession of the LLC, the LP or any member of Sellers Group and, subject to the consent and cooperation of applicable operators and other Third Parties, shall use reasonable efforts to obtain, at Buyer's expense, such additional information relating to the Properties as Buyer reasonably may request, to the extent in each case that members of Sellers Group may do so without violating any Law or any obligation of confidence or other contractual commitments to a Third Party (and provided Sellers use reasonable efforts to obtain waivers of any such obligations and contractual commitments). Prior to Closing, information that is produced or accessed by Buyer under this Article 17.3 is subject to the confidentiality obligation under Article 17.3(c). Further, at reasonable times and upon reasonable notice, Sellers shall, and shall cause each other member of Sellers Group, to afford Buyer and its representatives reasonable access from the date hereof until Closing to selected employees and officers of the LP that have been involved with the operation, maintenance or development of the Properties and accounting or supervision thereof. Notwithstanding the foregoing, Sellers shall have no obligations prior to Closing to make available documents for which they or the LP is validly claiming an attorney-client privilege or privilege as attorney work product.

          (ii) Buyer, to the fullest extent permitted by Law, shall indemnify, defend and hold harmless Sellers Group, the LP Group, the LLC Group, the other owners of interests in the Properties and their respective officers, directors, employees, agents and representatives (collectively "Indemnified Persons"), from any and all Claims, including, without limitation, Claims for (A) any injury to or death of any persons (including, without limitation, officers, directors, employees, agents, consultants, legal and financial advisors and other representatives of Buyer (collectively "Buyer's Representatives")); (B) damage to property (including, without limitation, damage to the property of Third

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     Parties and the property of Buyer and Buyer's Representatives); or (C)
     damage to natural resources or environmental damages to, or associated with, such Properties to the extent caused by, arising out of, or resulting from the activities of Buyer and Buyer's Representatives in connection with said site visit and physical investigation of the Properties, even if such indemnified event is caused by, arises out of or results from the negligence of the Indemnified Persons, but not to the extent that any such indemnified event or occurrence is caused by or the result of the gross negligence or willful misconduct of the Indemnified Persons. Each of the Indemnified Persons, as applicable, shall have the right at all times to participate in the preparation for and conducting of any hearing or trial related to this indemnification provision, as well as the right to appear on its own behalf or to retain separate counsel to represent itself at any such hearing or trial; provided, however, that Buyer shall not be required to indemnify, defend or hold harmless Sellers Group or any Indemnified Person with respect to any non-compliance with Laws or any physical conditions or adverse conditions, including, without limitation, any waste or hazardous materials discovered by Buyer or Buyer's Representatives in connection with such site visit and physical inspection.

          (iii) In addition to the foregoing indemnification obligations, Buyer assumes full responsibility for all damage to the Properties and/or to operations conducted by the Indemnified Persons, their respective Affiliates, or other operators associated with the Properties to the extent arising out of or resulting from activities of Buyer or Buyer's Representatives in connection with any site visit and physical investigation of any Properties (including, without limitation, environmental remediation and response costs and damages to natural resources located on, in, under or above any real property which is part of or associated with the Properties) even if such damage is caused by, arises out of or result from the negligence of the Indemnified Persons, but not to the extent such damage is caused by, results from, or arises out of the gross negligence or willful misconduct of the Indemnified Persons; provided, however, that Buyer shall have no responsibility with respect to any non-compliance with Laws or any physical condition or adverse condition, including, without limitation, any waste or hazardous materials, discovered by Buyer or Buyer's representatives in connection with such site visit and physical inspection.

     (c) Confidentiality. (i) With respect to Properties Information, if Closing occurs, Sellers shall, and shall cause their Affiliates and the directors, officers, employees, representatives, agents and advisors of Sellers and their Affiliates to, maintain in confidence and not disclose Properties Information or use Properties Information in the Greater Permian Area (except as needed specifically for matters involving Sellers' or their Affiliates' litigation, remediation, government reports required by Laws, indemnification obligations or to comply with contracts) from the date of Closing until the fifth anniversary thereof; provided, however, that in no case shall such Properties Information be used or disclosed for sale, license or other commercial purposes for oil and gas exploration and production activities, and provided further that Sellers and their Affiliates agree to maintain the confidentiality thereof, and shall require any Third Party receiving such Properties Information, other than the LP, to agree to maintain the confidentiality thereof. From and after the fifth anniversary of Closing, Sellers and their

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Affiliates will have the right to use but not sell or license such Properties
Information to Third Parties.

          (ii) With respect to Records that are not Properties Information, if Closing occurs, Sellers shall, and shall cause their Affiliates and the directors, officers, employees, representatives, agents and advisors of Sellers and their Affiliates to, maintain in confidence and not use or disclose Records that are not Properties Information (except as needed specifically for matters involving Sellers' or their Affiliates' Tax, accounting, litigation, remediation, government reports required by Laws, indemnification obligations or to comply with contracts) from the date of Closing until the fifth anniversary thereof; provided, however, that in no case shall such Records be used or disclosed for sale, license or other commercial purposes for oil and gas exploration and production activities, and provided further that Sellers and their Affiliates agree to maintain the confidentiality thereof, and shall require any Third Party receiving such Records, other than the LP, to agree to maintain the confidentiality thereof. From and after the fifth anniversary of Closing, Sellers and their Affiliates will have the right to use but not sell or license such Records to Third Parties.

          (iii) With respect to Licensed Technology, if Closing occurs, Buyer shall, and shall cause its directors, officers, employees, representatives, agents and advisors to return to the LP all Licensed Technology that has or has been provided by Sellers or their Affiliates, the LP or the LLC or accessed under Article 17.3(b) and to maintain in confidence and to use or disclose Licensed Technology only as allowed under the Amended and Restated Amoco License Agreement and the Amended and Restated Shell License Agreement from Closing until the tenth anniversary thereof.

          (iv) If Closing occurs, Sellers have used or shall use reasonable efforts to cause Third Parties involved in the bidding process, with respect to the sale of the Interests promptly to return or destroy all copies of and excerpts containing information relating to the Interests.

          (v) With respect to Licensed Technology and information relating to the Properties, if Closing does not occur, Buyer shall, and shall cause its directors, officers, employees, representatives, agents and advisors to, return to Sellers all Licensed Technology, if any, and all copies of and excerpts containing information relating to the Properties, that it has or has been provided by Sellers, the LP or the LLC or accessed under Article
     17.3 (b) after the date of this Agreement and to maintain in confidence and not use or disclose (A) Licensed Technology from the date of this Agreement until the tenth anniversary thereof and (B) such information relating to the Properties from the date of this Agreement until the fifth anniversary thereof. For the purposes of this Section 17.3(c)(v) only, the term Licensed Technology, shall be construed as if Closing had occurred.

          (vi) This Article 17.3 supersedes the Confidentiality Agreement which is hereby terminated and of no further force and effect. If Closing does not occur, Buyer shall, and shall cause its directors, officers, employees representatives, agents and

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     advisors to, return to Sellers all copies of and excerpts containing information relating to the Properties, that it has or has been provided by or accessed from Sellers, the LP or the LLC prior to the date of this Agreement during the bidding process with respect to the sale of the Interests, and to maintain in confidence and not use or disclose such information from the date of this Agreement until the third anniversary thereof.

          (vii) The restrictions imposed by this Article 17.3 shall not apply to any information:

               (1) which the restricted Party can show was in the public knowledge or literature or was publicly available as of the date of this Agreement;

               (2) which, with respect to information first provided by Sellers, the LP or the LLC or accessed under Article 17.3(b), Buyer can show was in its possession or in the possession of any of its Affiliates prior to the date of this Agreement; or

               (3) which, with respect to information that has been provided by or accessed from Sellers, the LP or the LLC prior to the date of this Agreement, Buyer can show was in its possession or in the possession of any of its Affiliates prior to the date of the Confidentiality Agreement, and shall cease to apply to any information which, subsequent to the date of this Agreement:

               (1) the restricted Party can show has become part of the public knowledge or literature or becomes publicly available other than through or as a result of any act or omission in violation of this Agreement;

               (2) the restricted Party can show has been disclosed to the restricted Party or any of its Affiliates by a Third Party having a legal right to do so;

               (3) which Buyer can show has been independently developed by employees, officers or agents of Buyer or any of its Affiliates without access to or reliance on such information; or

               (4) which Sellers can show has been independently developed by employees, officers or agents of Sellers or any of their Affiliates (other than the LP or the LLC) without access to or reliance on such information.

          (viii) Notwithstanding the restrictions imposed by this Article 17.3, any Party or Affiliate of a Party may disclose information pursuant to a request by a Governmental Authority entitled by Law to require the same or information the disclosure of which is required under applicable securities Laws or stock exchange regulations; provided, however, that prior to such disclosure, if practicable, the disclosing Party shall notify in writing the Party or the Affiliate of a Party which is the source of such information (where the identity of such Party or Affiliate can be determined) that such request has

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     been made and provided that the disclosing Party makes reasonable efforts to secure a protective order or take advantage of other available processes to restrict further disclosures by the recipient(s).

     17.4 Generally Accepted Accounting Principles. Except as otherwise expressly provided in this Agreement, all accounting matters under this Agreement shall be determined in accordance with United States generally accepted accounting principles, consistently applied ("GAAP").

     17.5 Further Assurances. (a) Sellers hereby agree in good faith to provide information to the Lender as reasonably requested by the Lender. If Buyer informs Sellers that it is unable to complete arrangements with the Lender and requests modification of the terms provided in the forms of the Amoco Affiliate Loan Agreement, Amoco Affiliate Note, Amoco Guaranty, Shell Affiliate Loan Agreement, Shell Affiliate Note or Shell Guaranty agreed to by Buyer and Sellers and attached as Exhibits hereto and referenced in the term sheet of the Lender dated March 7, 2000, Sellers will in good faith but without further consideration allow modifications prior to Closing to the forms of the Amoco Affiliate Loan Agreement, Amoco Affiliate Note, Amoco Guaranty, Shell Affiliate Loan Agreement, Shell Affiliate Note or Shell Guaranty, as the case may be, so long as such modifications would not materially adversely affect the legal effect or economic consequences to Sellers and their Affiliates of the transactions contemplated herein or therein or the financial reporting by Sellers and their Affiliates of the transactions contemplated herein or therein.

     (b) Sellers and Buyer agree to negotiate in good faith prior to Closing the documents referred to in Article 14.2(f) that terminate, amend or modify the agreements listed in Part II of Exhibit M consistent with the terms of such Part II of such Exhibit.

     (c) From and after Closing, at the request of any Party but without further consideration, the Parties will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as any Party reasonably may request to give effect to the transactions contemplated by this Agreement.

     17.6 Amendments and Severability. No amendments or other modifications to this Agreement will be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification, and signed by Sellers and Buyer. The invalidity of any one or more provisions of this Agreement will not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement will be construed as if the invalid provision had not been included herein.

     17.7 Successors and Assigns. This Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Parties, provided that Buyer shall have the right, without the consent of any other Party, to assign this Agreement to one or more wholly-owned Affiliates but no such assignment shall relieve Buyer of any of its liabilities or obligations under this Agreement. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of Sellers and Buyer and their respective successors and assigns.

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     17.8 Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and may not be considered in the interpretation or construction of this Agreement.

     17.9 Governing Law. THIS AGREEMENT (INCLUDING ADMINISTRATION OF THE BINDING ARBITRATION PROVISION SET FORTH IN ARTICLE 16.1) IS GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES THAT MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     17.10 No Partnership Created. Except as contemplated in the Operative Documents, it is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.

     17.11 Public Announcements. Neither Sellers nor Buyer (including any of their agents, employees or Affiliates in either case) may issue a public statement or press release with respect to the transactions contemplated by this Agreement (including the price and other terms) without the prior written consent of the other Parties (which consent may not be unreasonably withheld), except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the other Parties.

     17.12 No Third Party Beneficiaries. Except as otherwise provided in Article
10.10 with respect to Shell Oil Company, nothing contained in this Agreement will entitle anyone other than Sellers or Buyer or their authorized successors and assigns or the express beneficiaries of indemnity provisions to any Claim, cause of action, remedy or right of any kind whatsoever.

     17.13 Waiver of Consumer Rights. (a) BUYER REPRESENTS TO SELLERS THAT IT
(i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAS (OR IT IS OWNED OR CONTROLLED BY A CORPORATION OR ENTITY WITH) ASSETS OF $25 MILLION OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND (iii) THEREFORE, IS A "BUSINESS CONSUMER" AND NOT A "CONSUMER" AS THOSE TERMS ARE DEFINED AND USED IN THE DECEPTIVE TRADE PRACTICES
- CONSUMER PROTECTION ACT, SECTION 17.41, ET SEQ., OF THE BUSINESS AND COMMERCE CODE OF THE STATE OF TEXAS (the "DTPA"). (b) WITHOUT IMPAIRING ITS REPRESENTATIONS IN (a) ABOVE, IF BUYER HAS RIGHTS UNDER THE DTPA, BUYER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT,
SECTION 17.41, ET SEQ., OF THE BUSINESS AND COMMERCE CODE OF THE STATE OF TEXAS. TO EVIDENCE ITS ABILITY TO GRANT SUCH A WAIVER, BUYER REPRESENTS TO SELLERS THAT IT (i) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, (ii) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION, AND (iii) IS REPRESENTED BY LEGAL

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COUNSEL. AFTER CONSULTATION WITH ITS ATTORNEY OF ITS OWN SELECTION, IT
VOLUNTARILY CONSENTS TO THIS WAIVER.

     17.14 Not to be Construed Against Drafter. THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW EACH AND EVERY PROVISION CONTAINED IN THIS AGREEMENT AND TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT. BASED ON THE FOREGOING, THE PARTIES AGREE THAT THE RULE OF CONSTRUCTION THAT A CONTRACT BE CONSTRUED AGAINST THE DRAFTER, IF ANY, NOT BE APPLIED IN THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.

     17.15 Exhibits. The inclusion of any matter upon any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

     17.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all which when taken together shall constitute one and the same agreement.

     17.17 Entire Agreement. This Agreement and the Exhibits attached hereto which are incorporated herein by reference supersede all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties with respect to the subject matter hereof and constitute the entire understanding and agreement between the Parties with respect thereto.

ARTICLE 18.  SECOND CLOSING

     18.1 Sale and Purchase. On the Second Closing Date, Amoco LLC Seller agrees to sell and assign the Amoco Second Sold LLC Interest to Buyer, and Buyer agrees to buy and accept the Amoco Second Sold LLC Interest from Amoco LLC Seller.

     18.2 Purchase Price. The Second Closing Amount is payable in full at the Second Closing in immediately available funds.

     18.3 Conditions Precedent to Buyer's Obligation to Close. Buyer will consummate the purchase of the Amoco Second Sold LLC Interest as contemplated by this Agreement on the Second Closing Date, provided the following representation is true and the conditions precedent in Article 18.4 have been satisfied or have been waived by Buyer:

     (a) Amoco LLC Seller owns of record and beneficially the Amoco Second Sold LLC Interest, free and clear of any Taxes, security interests, equities, Third Party Claims, and demands and any restrictions on transfer, options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require Amoco LLC Seller to sell, transfer, or otherwise dispose of its LLC Interest, other than this Agreement, the LLC Agreement, the other Operative Documents and federal or state securities Laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the LLC Interests, other than the LLC Agreement.

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     18.4 Conditions Precedent to Obligation of Each Party to Close. The Parties
will consummate the sale and purchase of the Amoco Second Sold LLC Interest as contemplated in this Agreement on the Second Closing Date, provided the following conditions precedent have been satisfied or have been waived by the applicable Party:

     (a) Closing shall have occurred;

     (b) if applicable, consummation of the transactions contemplated under the terms of this Agreement to occur at the Second Closing is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice;

     (c) receipt from any state and federal Governmental Authority having appropriate jurisdiction consenting to and approving the consummation of, and providing any authorization required in connection with, the transaction contemplated under the terms of this Agreement to occur at the Second Closing (except for those governmental consents and approvals customarily obtained subsequent to the consummation of transactions of this type);

     (d) there shall be no legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement to occur at the Second Closing;

     (e) there shall be no order (including temporary restraining order) of any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated under the terms of this Agreement to occur at the Second Closing; and

     (f) there shall not have occurred a Redemption or a Liquidation (as defined in the Restated LLC Agreement).

     18.5 Closing. The Second Closing shall take place at 10:00 a.m., Houston time, at the Houston office of Baker Botts L.L.P., 910 Louisiana, Houston, Texas, 77002, on the Second Closing Date. Amoco LLC Seller will provide Buyer with wiring instructions designating the account or accounts to which the Second Closing Amount is to be delivered.

     18.6 Obligations of Sellers at Closing. At the Second Closing, Amoco LLC Seller will deliver to Buyer, unless waived by Buyer, the following:

     (a) a document executed by an authorized officer or an Attorney-in-Fact of Amoco LLC Seller assigning the Amoco Second Sold LLC Interest in substantially the form of the Assignment of Limited Liability Company Interest. This document will be executed and acknowledged in five (5) multiple originals or such greater number as agreed between Buyer and Amoco LLC Seller.

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

     18.7 Obligations of Buyer at Closing. At the Second Closing, Buyer will deliver to Amoco LLC Seller, unless waived by Sellers, the following:

     (a) the Second Closing Amount by wire transfer; and

     (b) the Assignment of Limited Liability Company Interest executed by an authorized officer or an Attorney-in-Fact of Buyer referred to in Article 18.6(a).

     18.8 Remedies. Each of Amoco LLC Seller and Buyer acknowledges and agrees that it would be irreparably damaged in the event that any of the provisions of this Article 18 are not performed by the other Party hereto in accordance with its specific terms or are otherwise breached, and that money damages alone would not be easily calculable and would not be a sufficient remedy for any breach of this Article 18. Accordingly, each of Amoco LLC Seller and Buyer shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including, without limitation, injunctive relief and specific performance, in the event of any breach of the provisions of this Article 18 by the other Party hereto, in addition to all other remedies available at law or in equity.

Execution Version                      71

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first set forth above.

                SELLERS:
                                AMOCO D.T. COMPANY

ATTEST:
                                By:  /s/ I.C. CONN
/s/ M. S. HASKINS                  ---------------------------------
----------------------          Name: I. C. Conn
M. S. Haskins                   Title: President
Assistant Secretary


                                AMOCO X.T. COMPANY

ATTEST:
                                By:  /s/ D. B. PINKERT
/s/ D. A. PLUMB                    ---------------------------------
----------------------          Name: D. B. Pinkert
D. A. Plumb                     Title: President
Secretary

                                AMOCO Y.T. COMPANY

ATTEST:
                                By:  /s/ D. B. PINKERT
/s/ D. A. PLUMB                    ---------------------------------
----------------------          Name: D. B. Pinkert
D. A. Plumb                     Title: President
Secretary

Execution Version

                                SWEPI LP (formerly known as Shell
                                Western E&P, Inc.)

                                By:  Shell Energy Holding GP LLC,
                                      its General Partner


                                      By:  /s/ DOUGLAS W. STREBEL
                                         ---------------------------
                                      Name: Douglas W. Strebel
                                      Title: Attorney-in-Fact

                                SHELL LAND & ENERGY COMPANY

                                By:  /s/ DOUGLAS W. STREBEL
                                   ---------------------------------
                                Name: Douglas W. Strebel
                                Title: Attorney-in-Fact

                                SHELL ONSHORE VENTURES, INC.

                                By:  /s/ DOUGLAS W. STREBEL
                                   ---------------------------------
                                Name: Douglas W. Strebel
                                Title: Attorney-in-Fact

                                SHELL K2, INC.

                                By:  /s/ DOUGLAS W. STREBEL
                                   ---------------------------------
                                Name: Douglas W. Strebel
                                Title: Attorney-in-Fact

                                SHELL EVEREST, INC.

                                By:  /s/ DOUGLAS W. STREBEL
                                   ---------------------------------
                                Name: Douglas W. Strebel
                                Title: Attorney-in-Fact

Execution Version

                BUYER:          OCCIDENTAL PETROLEUM CORPORATION


                                By:   /s/ STEPHEN CHAZEN
                                   ---------------------------------
                                Name: Stephen Chazen
                                Title: Executive Vice President and
                                Chief Financial Officer